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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Chiron Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share, of Chiron Corporation
	(2)	Aggregate number of securities to which transaction applies: 109,255,675 shares outstanding as of October 31, 2005(a)
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $45.00 per share of Chiron common stock (a)

	(4)	Proposed maximum aggregate value of transaction: $5,120,257,495 (a)
	(a)	As of October 31, 2005, there were (i) 109,255,675 shares of common stock, par value $0.01 per share ("Common Stock"), of Chiron Corporation ("Chiron") outstanding and owned by stockholders other than Novartis AG and its subsidiaries, (ii) options to purchase 18,759,639 shares of Common Stock with an exercise price of less than $45.00 per share, and (iii) restricted stock units and restricted stock rights with respect to 872,405 shares of Common Stock. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $45 in cash per share of Common Stock, plus (y) $164,493,895 expected to be paid to holders of stock options with an exercise price of less than $45.00 per share granted by Chiron to purchase shares of Common Stock in exchange for the cancellation of such options, plus (z) $39,258,225 expected to be paid to holders of restricted stock units and restricted stock rights in exchange for the cancellation of such units and rights ((x), (y) and (z) together, the "Total Consideration"). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by 0.0001177.
	(5)	Total fee paid: $602,655 (a)
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

4560 Horton Street
Emeryville, California 94608

SPECIAL MEETING OF STOCKHOLDERS

                  , 2006

Dear Chiron Corporation Stockholders:

        You are invited to attend a special meeting of stockholders of Chiron Corporation in                  , on                  , 2006, at            , Pacific Time. At the special meeting, you will be asked to consider and adopt the Agreement and Plan of Merger, dated as of October 30, 2005, among Chiron, Novartis Corporation, Novartis Biotech Partnership, Inc., an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation, and Novartis AG, as guarantor.

        The merger contemplates Novartis Biotech Partnership, Inc. being merged with and into Chiron, with Chiron as the surviving corporation and becoming an indirect subsidiary of Novartis Corporation and an indirect wholly owned subsidiary of Novartis AG. Upon completion of the merger, each share of Chiron common stock not held by Novartis AG or any of its subsidiaries, Chiron or any of its subsidiaries or a stockholder of Chiron who perfects appraisal rights, will be converted into the right to receive $45.00 in cash, without interest.

        Under Delaware law, the affirmative vote of holders of a majority of the shares of Chiron common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal. In addition, under the merger agreement, the parties have agreed that the affirmative vote of holders of a majority of the shares of Chiron common stock not held by Novartis AG and its subsidiaries outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal.

        In accordance with Chiron's restated by-laws, the board of directors has fixed the close of business on                  , 2005, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or adjournments thereof.

        A list of the stockholders entitled to vote at the special meeting may be examined at our executive offices, located at 4560 Horton Street, Emeryville, California 94608, during the 10-day period preceding the special meeting.

        On October 30, 2005, the board of directors of Chiron (with the three directors nominated to the board by Novartis AG having recused themselves) (1) determined that the merger and the merger agreement are fair to an in the best interests of Chiron's stockholders other than Novartis AG and its subsidiaries and (2) approved the merger agreement and the transactions contemplated thereby, including the merger. Therefore, the board of directors (other than the Novartis directors) recommends that you vote FOR the adoption of the merger agreement.

        Our board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

        The enclosed proxy statement provides you with a summary of the merger agreement and the merger, and provides additional information about the parties involved. The closing of the merger will occur as promptly as practicable following the adoption of the merger agreement at the special meeting

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by Chiron stockholders, subject to the satisfaction or waiver of the other conditions to the closing of the merger, as described in the enclosed proxy statement.

        YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. You also may vote your proxy by either calling the toll-free number or via the website shown on your proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Because adoption of the merger agreement requires, under Delaware law, the affirmative vote of holders of a majority of the shares of Chiron common stock, and under the merger agreement, the affirmative vote of holders of a majority of the shares of Chiron common stock not held by Novartis AG and its subsidiaries, outstanding and entitled to vote at the special meeting, the failure to vote will have the same effect as voting against the merger proposal.

        If your shares are held in "street name" by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. FAILURE TO INSTRUCT YOUR BROKER TO VOTE YOUR SHARES WILL HAVE THE SAME EFFECT AS VOTING AGAINST ADOPTION OF THE MERGER PROPOSAL.

        Thank you for your support.

Sincerely,
Howard H. Pien Chairman of the Board and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement, dated                  , 2005, will first be mailed to stockholders on or about                  , 2005.

4560 Horton Street
Emeryville, California 94608

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on                  , 2006

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Chiron Corporation, a Delaware corporation, will be held in                  , on                  ,                   , 2006, at            , Pacific Time. A proxy card and a proxy statement for the special meeting are enclosed.

        The special meeting is for the purpose of:

        1.     Considering and voting to adopt the Agreement and Plan of Merger, dated as of October 30, 2005, among Chiron, Novartis Corporation, Novartis Biotech Partnership, Inc., an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation, and Novartis AG, as guarantor. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement; and

        2.     Transacting any other business as may properly come before the meeting.

        Under Delaware law, approval of the merger proposal requires the affirmative vote of the holders of at least a majority of all outstanding shares of Chiron common stock entitled to vote. In addition, under the merger agreement, the parties have agreed that adoption of the merger agreement requires the affirmative vote of the holders of a majority of all shares other than those held by Novartis AG and its subsidiaries.

        In accordance with Chiron's by-laws, the board of directors has fixed the close of business on                  , 2005 as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or adjournments thereof.

        A list of the stockholders entitled to vote at the special meeting may be examined at our executive offices, located at 4560 Horton Street, Emeryville, California 94608, during the 10-day period preceding the special meeting.

        Under Delaware law, stockholders of Chiron are eligible to exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and strictly complies with the other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their Chiron shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Annex D to the accompanying proxy statement.

        YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. You also may vote your proxy by either calling the toll-free number or via the website shown on your proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. BECAUSE ADOPTION OF THE MERGER AGREEMENT REQUIRES, UNDER DELAWARE LAW, THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF CHIRON COMMON STOCK, AND UNDER THE MERGER AGREEMENT, THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF CHIRON COMMON STOCK NOT HELD BY NOVARTIS AG AND ITS

SUBSIDIARIES, OUTSTANDING AND ENTITLED TO VOTE AT THE SPECIAL MEETING, THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER PROPOSAL.

Sincerely,
Ursula B. Bartels Vice President, General Counsel and Secretary

                  , 2005
Emeryville, California

SUMMARY TERM SHEET

        This summary highlights important and material information from this proxy statement but does not purport to be complete. To fully understand the merger described in this proxy statement, you should read carefully the entire proxy statement. We have included section references to direct you to a more complete description of the topics contained in this summary.

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  Novartis Corporation, or Novartis, currently owns approximately 42.1% of the outstanding shares of our common stock. Novartis and Chiron have agreed to a merger in which Chiron stockholders other than Novartis AG and its subsidiaries will receive $45.00 per share in cash, without interest. Please read "Special Factors—Background of the Merger" beginning on page 4.

  •
  This is a "going private" transaction. If the merger is completed, you will be paid $45.00 per share in cash and:

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  Novartis will own our entire equity interest;

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  you will no longer have any interest in our future earnings or growth;

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  we will no longer be a public company; and

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  our common stock will no longer be traded on the National Association of Securities Dealers Automatic Quotation System, or Nasdaq.

        Please read "Special Factors—Certain Effects of the Merger" beginning on page 18.

  •
  The board of directors (with the three directors nominated to the board by Novartis AG having recused themselves) determined that the merger is fair to and in the best interest of our stockholders other than Novartis AG and its subsidiaries, and unanimously recommended that the stockholders of Chiron adopt the merger agreement. Please read "Special Factors—Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors" beginning on page 7.

  •
  The board of directors of Chiron received an opinion from each of Credit Suisse First Boston LLC, or Credit Suisse First Boston, and Morgan Stanley & Co. Incorporated, or Morgan Stanley. Credit Suisse First Boston rendered its opinion that, as of October 30, 2005 and based on and subject to the matters described in its opinion, the merger consideration to be received in the merger by holders of shares of Chiron common stock other than Novartis AG and its subsidiaries was fair, from a financial point of view, to such holders. Morgan Stanley rendered its opinion that, as of October 30, 2005 and based on and subject to the matters described in its opinion, the merger consideration to be received by the holders of shares of Chiron common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than holders of "excluded shares," as that term is defined in the merger agreement). Please read "Special Factors—Opinions of Chiron's Financial Advisors" beginning on page 10.

  •
  Novartis believes that the merger consideration is fair in terms of price to Chiron's stockholders and that the procedure followed in reaching such price was also fair to the stockholders. Please read "Special Factors—Position of the Novartis Entities Regarding Fairness of Merger" beginning on page 9.

  •
  Under Delaware law, the affirmative vote of holders of a majority of the shares of Chiron common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal. In addition, under the merger agreement, the parties have agreed that the affirmative vote of holders of a majority of the shares of Chiron common stock not held by Novartis AG and its subsidiaries outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal. Please read "The Special Meeting—Quorum; Vote

v

    Required" beginning on page 2 and "The Merger Agreement—Closing Conditions" beginning on page 43.

  •
  In addition to the required stockholder approval discussed above, the merger is subject to various regulatory clearances, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, regulations of the European Commission and Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988. Please read "The Merger Agreement—Closing Conditions" beginning on page 43.

  •
  In considering the recommendation of the Chiron board, you should be aware that some executive officers and directors of Chiron have various relationships with Chiron or interests in the merger that may be different from your interests as stockholders and that may present actual or potential conflicts of interest. Please read "Special Factors—Interests of Chiron's Directors and Executive Officers in the Merger" beginning on page 21.

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  In addition, Delaware law entitles stockholders who do not vote in favor of the merger and who strictly comply with the other procedural requirements to a judicial appraisal of the fair value of their shares. Please read "Appraisal Rights" beginning on page 33.

  •
  Your receipt of cash in the merger generally will be a taxable transaction to you. Please read "Special Factors—Certain Federal Income Tax Considerations" beginning on page 30.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What Am I Being Asked to Vote On?

A: You are being asked to vote on the adoption of the merger agreement entered into among Chiron Corporation, Novartis Corporation, Novartis Biotech Partnership, Inc., an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation, and Novartis AG, as guarantor. Pursuant to the merger agreement, Novartis Biotech Partnership, Inc. will be merged with and into Chiron, with Chiron surviving as an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation. See "The Merger Agreement—The Merger" on page 37.

Q: What Will I Receive in the Merger?

A: Our stockholders, other than Novartis AG and its subsidiaries or stockholders who perfect their appraisal rights, will receive $45.00 in cash, without interest, for each share of Chiron common stock they own immediately prior to the merger. See "The Merger Agreement—The Merger" on page 37 and "Appraisal Rights" beginning on page 33.

Q: What Will Be the Effect of the Merger?

A: Following the merger, Chiron, as the surviving corporation, will continue its operations as a privately held company. As a result, we will no longer have common stock quoted on the Nasdaq Stock Market, or Nasdaq, and may no longer be required to file periodic and other reports with the Securities and Exchange Commission, or SEC. Our existing stockholders, other than Novartis AG and its subsidiaries, will no longer have an equity interest in Chiron and will not participate in any potential future earnings and growth of Chiron. See "Special Factors—Certain Effects of the Merger" beginning on page 18.

Q: Does the Chiron Board of Directors Support the Merger?

A: Yes. On October 30, 2005, the Chiron board of directors (with the three directors nominated to the board by Novartis AG having recused themselves) (1) determined that the merger and the merger agreement are fair to and in the best interests of Chiron's stockholders (other than Novartis AG and its subsidiaries) and (2) approved the merger agreement and the transactions contemplated thereby, including the merger. Therefore, the board of directors (other than the Novartis directors) recommends that you vote FOR the adoption of the merger agreement. See "Special Factors—Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors" beginning on page 7.

Q: Did the Chiron Board Receive Opinions From its Financial Advisors?

A: Yes. In connection with the proposed merger, Chiron's financial advisors, Credit Suisse First Boston and Morgan Stanley, have each delivered an opinion with respect to the fairness of the merger consideration to be received by the holders of Chiron common stock in the merger. Credit Suisse First Boston rendered its opinion that, as of October 30, 2005 and based on and subject to the matters described in its opinion, the merger consideration to be received in the merger by holders of shares of Chiron common stock other than Novartis AG and its subsidiaries was fair, from a financial point of view, to such holders. Morgan Stanley rendered its opinion that, as of October 30, 2005 and based on and subject to the matters described in its opinion, the merger consideration to be received by the holders of shares of Chiron common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than holders of "excluded shares," as that term is defined in the merger agreement). The full texts of the written opinions of Credit Suisse First Boston and Morgan Stanley are attached as Annex B and Annex C, respectively, to this proxy statement. You are urged to read each of the opinions carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinions do not constitute a recommendation to any stockholder as to how they should vote or act on any matter relating to the merger. See "Special Factors—Opinions of Chiron's Financial Advisors" beginning on page 10 and Annex B and Annex C.

Q: What is the Position of the Novartis Entities Regarding the Fairness of the Merger?

A: The Novartis entities—Novartis AG, Novartis Corporation and Novartis Biotech Partnership Inc.—believe that the merger consideration is fair in terms of price to Chiron's stockholders and that the procedure followed in reaching such price was also fair to those stockholders. A central consideration to the Novartis entities in establishing the fairness of the merger is that, in addition to the approval of the merger by Chiron's non-Novartis directors including the "independent directors" (as such term is defined in the governance agreement between Chiron and Novartis AG), Novartis AG agreed to condition the merger on the affirmative vote of a majority of the outstanding shares of Chiron common stock not held by Novartis AG or its subsidiaries. See "Special Factors—Position of the Novartis Entities Regarding Fairness of Merger" beginning on page 9.

Q: What Are the Consequences of the Merger to Chiron's Directors and Executive Officers?

A: Like our other stockholders (except Novartis AG and its subsidiaries), members of our board of directors and our executive officers will be entitled to receive the merger consideration for shares of Chiron common stock that they own. In addition, like other holders of stock options, restricted stock units and restricted share rights, our executive officers and directors will be entitled to cash out stock options, restricted stock units and restricted share rights that they own and that are outstanding immediately prior to the effective time of the merger (whether or not then vested). In addition, pursuant to our change in control severance plan, if any of our executive officers or other officers covered by the plan is terminated under certain circumstances as provided in the plan within 24 months following a change of control of Chiron, including the merger, such officer will receive a lump sum severance payment based on such officer's salary and bonus and position with Chiron, as well as continuation of certain benefits. See "Special Factors—Interests of Chiron's Directors and Executive Officers in the Merger" beginning on page 21.

Q: When and Where Is the Special Meeting?

A: The special meeting of stockholders of Chiron will be held in                  , on                  ,                  , 2006, at            , Pacific Time. See "The Special Meeting" beginning on page 2.

Q: May I Attend the Special Meeting?

A: All stockholders of record as of the close of business on                  , 2005, the record date, may attend the special meeting. Either an admission ticket or proof of ownership of Chiron common stock, as well as a form of personal identification, must be presented in order to be admitted to the special meeting. If you are a stockholder of record, your admission ticket is attached to your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of Chiron common stock, such as a bank or brokerage account statement or other proof of ownership, to be admitted to the meeting, or you may request an admission ticket in advance. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Chiron common stock, to:

Chiron Corporation
Investor Relations
4560 Horton Street, M/S R-175
Emeryville, California 94608

Please note that if you hold your shares in the name of a bank, broker or other holder of record, and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q: Who Can Vote at the Chiron Special Meeting?

A: You can vote at the special meeting if you owned shares of Chiron common stock at the close of business on                  , 2005, the record date. As of the close of business on that day, approximately                  shares of Chiron common stock were outstanding. See "The Special Meeting" beginning on page 2.

Q: How Are Votes Counted?

A: Votes will be counted by the inspector of election appointed for the special meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because adoption of the merger agreement requires, under Delaware law, the affirmative vote of holders of a majority of the shares of Chiron common stock, and under the merger agreement, the affirmative vote of holders of a majority of the shares of Chiron common stock not held by Novartis AG and its subsidiaries, outstanding and entitled to vote at the special meeting, the failure to vote, broker non-votes and abstentions will have the same effect as voting "Against" the merger proposal.

Q: How Many Votes Are Required to Approve the Merger Proposal?

A: Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date is required to adopt the merger agreement. Also, in the merger agreement, the Novartis entities and Chiron have agreed that the merger will be conditioned on the affirmative vote of the holders of a majority of all outstanding shares other than those held by Novartis AG or its subsidiaries as of the close of business on the record date. See "The Special Meeting" beginning on page 2.

Q: How Many Votes Do I Have?

A: You have one vote for each share of common stock you own as of the record date.

Q: If My Shares Are Held in "Street" Name by My Broker, Will My Broker Vote My Shares for Me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See "The Special Meeting" beginning on page 2.

Q: What If I Fail to Instruct My Broker?

A: Without instructions, your broker will not vote any of your shares held in "street" name. Broker non-votes will not be deemed votes cast and will have the same effect as a vote "Against" the merger proposal.

Q: Will My Shares Held in "Street" Name or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A: No. Because any shares you may hold in "street" name will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q: What Happens If I Do Not Vote?

A: Because the vote required is based on the total number of shares of common stock outstanding on the record date, and not just of the shares that are voted, if you do not vote, it will have the same effect as a vote against the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Chiron common stock upon completion of the merger, unless you properly exercise your appraisal rights as described in "Appraisal Rights" beginning on page 33. See "The Special Meeting" beginning on page 2.

Q: What Rights Do I Have If I Oppose the Merger?

A: Stockholders who oppose the merger may exercise appraisal rights but only if they do not vote in favor of the merger proposal and otherwise strictly comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware's appraisal statute. A copy of Section 262 is included as Annex D to this proxy statement. See "Appraisal Rights" beginning on page 33.

Q: When Will The Merger Occur?

A: The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal at the special meeting by the stockholders of Chiron described above. We will complete the merger as promptly as possible following such approval, subject to the satisfaction or waiver of the other conditions to the merger. We currently expect the merger to be completed in the first half of 2006. Novartis will issue a press release once the merger has been completed.

Q: Is the financial condition of Novartis relevant to my decision on how to vote?

A: Your shares will be purchased in the merger for cash and the merger is not subject to any financing condition. Because Novartis AG and its subsidiaries have sufficient cash to finance the merger, we do not believe that its financial condition is relevant to your decision on how to vote.

Q: When Should I Send in My Stock Certificates?

A: After the special meeting, you will receive a letter of transmittal to complete and return to                  , which is the exchange agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the exchange agent your validly completed letter of transmittal together with your Chiron stock certificates as instructed in the separate mailing. You should not send in your stock certificates now.

x

Q: When Can I Expect to Receive the Merger Consideration For My Shares?

A: Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the exchange agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, Chiron stock certificates and other required documents, to the exchange agent, the exchange agent will send you the merger consideration as soon as reasonably practicable.

Q: I Do Not Know Where My Stock Certificate Is. How Will I Get My Cash?

A: The materials we will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to cover any potential loss to Chiron.

Q: What Do I Need to Do Now?

A: You should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote your proxy by either calling the toll-free number or via the website shown on your proxy card. The meeting will take place on                  , 2006. See "The Special Meeting" beginning on page 2.

Q: What Happens If I Sell My Shares of Chiron Common Stock Before the Special Meeting?

A: The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of Chiron common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q: Can I Change My Vote After I Have Mailed in My Proxy Card?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Chiron at the address given below. Second, you can request a new proxy card and complete it and send it to the Secretary of Chiron at: 4560 Horton Street, M/S R-422, Emeryville, California 94608 or complete a new proxy by calling the toll-free number or via the website shown on your proxy card. Third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of Corporate Secretary, Chiron Corporation, 4560 Horton Street, Emeryville, California 94608. Voting by telephone, over the Internet or by mailing in your proxy card will not prevent you from voting in person at the meeting. See "The Special Meeting" beginning on page 2.

Q: What Are the Tax Consequences of the Merger to Me?

A: In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. However, the tax consequences of the merger to you will depend entirely upon your own financial and tax situation. You should consult your tax and legal advisors for a full understanding of the tax consequences of the merger to you. See "Special Factors—Certain Federal Income Tax Considerations" on page 30.

Q: I am an Employee. If the Merger is Completed, What Will I Receive for My Stock Options, Restricted Stock Units or Restricted Share Rights?

A. For each stock option (whether vested or unvested) you hold, you will receive the excess, if any, of $45.00 over the applicable per share exercise price of the stock option, less any applicable withholding tax. For each restricted stock unit or restricted share right (whether vested or unvested) you hold, you will receive $45.00 per share of Chiron common stock subject to such unit or right, subject to any deferral election, less any applicable withholding tax.

Q: Is the Exercise of Chiron's Subscription Right Dependent on the Completion of the Merger?

A: On October 30, 2005, Chiron exercised its right under the subscription agreement with Novartis AG to require Novartis AG (or its subsidiaries) to purchase shares of Chiron common stock worth $300 million at $43.50 per share which would result in 6,896,552 newly issued shares being issued to Novartis AG or one of its subsidiaries. The issuance and purchase of shares pursuant to this subscription right is subject to regulatory approvals, but is not otherwise dependent on or related to the consummation of the merger. If the merger is not completed, upon the issuance of shares pursuant to the subscription right, Novartis or one of its subsidiaries will invest $300 million in Chiron in consideration for 6,896,552 additional shares of common stock and the interests of our other stockholders will be diluted as a result. See "Special Factors—Conduct of Business of Chiron if the Merger is not Completed" beginning on page 20.

Q: Where Can I Find More Information About Chiron, Novartis AG, Novartis Corporation and Novartis Biotech Partnership, Inc.?

A: We and Novartis AG file periodic reports and other information with the SEC. The information is available at the SEC's public reference facilities and at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see the section entitled "Where You Can Find More Information" on page 54.

Q: Who Can Answer Further Questions?

A: If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary, Chiron Corporation, 4560 Horton Street, Emeryville, California 94608. You may call our proxy solicitor Innisfree M&A, Incorporated toll-free at 888-750-5835 (banks and brokers may call collect at 212-750-5833) or Novartis' proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at 877-278-4774 (banks and brokers may call collect at 212-440-9800).

INTRODUCTION	1
THE PARTIES TO THE TRANSACTION	1
THE SPECIAL MEETING	2
Date, Time and Place	2
Matters to be Considered	2
Record Date; Shares Outstanding and Entitled to Vote	2
Quorum; Vote Required	2
Voting and Revocation of Proxies	3
Proxy Solicitation	3
SPECIAL FACTORS	4
Background of the Merger	4
Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors	7
Novartis' Purpose and Reasons for the Merger	9
Position of the Novartis Entities Regarding Fairness of Merger	9
Opinions of Chiron's Financial Advisors	10
Certain Effects of the Merger	18
Plans for Chiron After the Merger	20
Conduct of Business of Chiron if the Merger is not Completed	20
Interests of Chiron's Directors and Executive Officers in the Merger	21
Transactions and Relationships Between Novartis and Chiron	23
Transactions in Chiron Stock	29
Certain Federal Income Tax Considerations	30
Litigation	30
Regulatory Approvals	32
Source and Amount of Funds; Financing for the Merger	33
Fees and Expenses	33
APPRAISAL RIGHTS	33
THE MERGER AGREEMENT	37
The Merger	37
Effect of the Merger on Common Stock	37
Treatment of Options and Share Rights	38
Directors and Officers	38
Representations and Warranties	38
Conduct of Business Pending the Merger	39
Actions to be Taken to Complete the Merger	41
No Solicitation of Acquisition Proposals	41
Employee Benefits	42
Indemnification of Officers and Directors	43
Closing Conditions	43
Termination	44
Amendment of the Merger Agreement	45
Expenses	45

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	46
Ownership of Major Stockholders	46
Ownership of Directors and Executive Officers	46
STOCKHOLDER PROPOSALS	47
SELECTED FINANCIAL INFORMATION	49
MARKET PRICES AND DIVIDEND INFORMATION	50
FINANCIAL PROJECTIONS	50
OTHER MATTERS	53
FORWARD-LOOKING STATEMENTS	54
WHERE YOU CAN FIND MORE INFORMATION	55
ANNEX A	AGREEMENT AND PLAN OF MERGER
ANNEX B	OPINION OF CREDIT SUISSE FIRST BOSTON LLC
ANNEX C	OPINION OF MORGAN STANLEY & CO. INCORPORATED
ANNEX D	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

INTRODUCTION

        This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of common stock, $0.01 par value, of Chiron Corporation, a Delaware corporation, in connection with the solicitation of proxies by the board of directors of Chiron for use at the special meeting of the stockholders of Chiron to be held in                  , on                   ,                  , 2006, at            , Pacific Time.

        We are asking our stockholders to vote on the adoption of the merger agreement, dated as of October 30, 2005, among Chiron, Novartis Corporation, Novartis Biotech Partnership, Inc., an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation, and Novartis AG, as guarantor. If the merger is completed, we will become a wholly owned subsidiary of Novartis, and our stockholders (other than Novartis AG and its subsidiaries and other than those who perfect their appraisal rights under Delaware law) will have the right to receive $45.00 in cash without interest for each share of our common stock.

THE PARTIES TO THE TRANSACTION

  Chiron Corporation

        Chiron Corporation was incorporated in California in 1981 and merged into a Delaware corporation in November 1986. Chiron is a global biopharmaceutical company that participates in three healthcare markets: blood testing, vaccines, and biopharmaceuticals. Our revenues, which totaled $1.7 billion in 2004, consist of product sales, revenues from a joint business contractual arrangement, collaborative agreement revenues, royalty and license fee revenues and other revenues, primarily consisting of contract manufacturing and grant revenues. Our research and development efforts are focused on programs to improve blood safety, developing next generation influenza manufacturing capability and new vaccines for pandemic preparedness, broadening our meningococcal franchise and developing products for oncology and infectious and pulmonary disease.

        Novartis currently owns approximately 42.1% of our outstanding common stock. In addition, on October 30, 2005, Chiron exercised its right under the subscription agreement with Novartis to require Novartis AG (or its subsidiaries) to purchase shares of Chiron common stock worth $300 million at $43.50 per share which would result in 6,896,552 newly issued shares being issued to Novartis AG or one of its subsidiaries. Novartis AG also has an option to acquire additional shares from Chiron at a market price to increase its ownership to 55%.

        Our principal executive offices are located at 4560 Horton Street, Emeryville, California 94608, and our main telephone number is (510) 655-8730.

  Novartis AG, Novartis Corporation and Novartis Biotech Partnership, Inc.

        Novartis AG is a Swiss corporation with principal executive offices at Lichtstrasse 35, CH-4002 Basel, Switzerland. The telephone number of Novartis AG's principal executives is 011-41-61-324-1111. Novartis AG's group of companies is a world leader in the discovery, development, manufacture and marketing of prescription medications.

        Novartis Corporation is a New York corporation with principal executive offices at 608 Fifth Avenue, New York, NY 10020 and is an indirect wholly owned subsidiary of Novartis AG. The telephone number of Novartis Corporation's executive offices is (212) 307-1122. Novartis Corporation indirectly owns most of the companies of the Novartis AG group operating in the U.S.

        Novartis Biotech Partnership, Inc., or Novartis Biotech, is a Delaware corporation with principal executive offices at 608 Fifth Avenue, New York, NY 10020 and is an indirect subsidiary of Novartis Corporation and an indirect wholly owned subsidiary of Novartis AG. Novartis Biotech was formed on November 18, 1994 for the purpose of holding Novartis AG's investment in Chiron and to date, Novartis Biotech has engaged in no activities other than those relating to Novartis AG's investment in Chiron and its participation in the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting is scheduled to be held on in                  ,                   ,                  , 2006, at                  , Pacific Time.

Matters to be Considered

        At the special meeting, Chiron stockholders will be asked to consider and vote upon the adoption of the merger agreement among Chiron, Novartis Corporation (sometimes referred to as "Novartis" in this proxy statement), Novartis Biotech Partnership, Inc., an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation, and Novartis AG, as guarantor.

        On October 30, 2005, the board of directors of Chiron (with the three directors nominated to the board by Novartis having recused themselves) (1) determined that the merger and the merger agreement are fair to and in the best interests of Chiron's stockholders other than Novartis AG and its subsidiaries and (2) approved the merger agreement and the transactions contemplated thereby, including the merger. Therefore, the board of directors of Chiron (other than the Novartis directors) recommends that you vote FOR the adoption of the merger agreement. See "Special Factors—Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors" beginning on page 7.

        Our board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

        Our board of directors has fixed the close of business on                  , 2005 as the record date for the determination of the holders of Chiron's common stock entitled to notice of and to vote at the special meeting.

        Only holders of record of Chiron's common stock as of the close of business on                  , 2005, the record date, will be entitled to notice of and to vote at the special meeting. As of the record date, there were approximately                  shares of Chiron common stock outstanding and entitled to vote at the special meeting, held by approximately                   stockholders of record, with each share entitled to one vote.

Quorum; Vote Required

        The presence, in person or represented by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum. Under Delaware law, approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of Chiron common stock outstanding on the record date. Under the merger agreement, the parties have agreed that approval of the merger agreement will require the affirmative vote of a majority of the shares of Chiron common stock not held by Novartis AG or its subsidiaries outstanding on the record date.

        Novartis AG and its subsidiaries will be present or represented at the special meeting and will vote for the merger proposal. While their presence or representation at the special meeting and vote for the merger proposal, by itself, will not satisfy the quorum requirement or the vote required pursuant to Delaware law, the 42.1% of our outstanding shares (or 44.1% including shares to be purchased pursuant to our subscription rights described in "Special Factors—Transactions and Relationships

Between Novartis and Chiron") held by them will substantially reach such quorum and vote requirement. However, Novartis AG and its subsidiaries' vote will not be counted for purposes of the vote required pursuant to the merger agreement.

        The merger will not be completed, and you will not receive the merger consideration, if either of the votes described above are not obtained. Your vote is very important. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Voting and Revocation of Proxies

        Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. You may also vote your proxy by either calling the toll-free number or via the website shown on the proxy card. Shares of Chiron common stock represented by properly executed proxies received by Chiron and not revoked will be voted at the special meeting in accordance with the instructions contained in the proxies. If instructions are not given, proxies will be voted for adoption of the merger agreement. However, brokers do not have discretionary authority to vote shares held in street name. Accordingly, a broker non-vote will have the same effect as a vote against the merger proposal. An abstention will also have the same effect as a vote against the merger proposal.

        Any proxy may be revoked at any time before it is voted either by delivering to the Corporate Secretary of Chiron, at Chiron Corporation, 4560 Horton Street, M/S R-422, Emeryville, California 94608, written notice of such revocation or a duly executed proxy bearing a later date, or by completing a new proxy by calling the toll-free number or via the website shown on your proxy card, or by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

        All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate "for" votes, "against" votes, abstentions and broker non-votes. As described above, abstentions and broker non-votes will have the effect of a vote against the merger proposal.

Proxy Solicitation

        We and Novartis will share the cost of printing, filing and mailing this proxy statement in connection with the special meeting. In addition to solicitation by mail, our directors, officers and regular employees may solicit proxies from stockholders in person, by telephone, or otherwise. Directors, officers and employees will not receive additional compensation in connection with their solicitation of proxies. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Chiron common stock held of record by them, and such custodians will be reimbursed by us for their reasonable expenses. We retained Innisfree to provide a number of information, analytic and other services, including assisting with the solicitation of proxies from stockholders. We estimate that the portion of the fee payable to Innisfree that is allocable to its proxy solicitation services will range from $25,000 to $50,000 plus reasonable expenses. Novartis has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies from stockholders for a fee of $50,000 plus reasonable expenses.

        You should not send any stock certificates representing shares of Chiron common stock with your proxy. Once the merger has been completed you will receive a separate mailing with instructions on where and how to mail your stock certificates and your letter of transmittal.

SPECIAL FACTORS

        Except as otherwise noted, references in this section "Special Factors" to Novartis are to Novartis AG.

Background of the Merger

        Novartis (through its predecessor company Ciba-Geigy Limited) initially acquired its interest in Chiron in 1994 and currently owns approximately 42.1% of the outstanding common stock of Chiron, excluding shares it would acquire upon consummation of the merger and the exercise of Chiron's mandatory subscription rights. As part of its original investment, Novartis also acquired a right to increase its stake in Chiron to 55% either by acquiring an amount of newly issued shares from the Company (based on a market price formula) or through market purchases. Also as part of these agreements Chiron acquired the right to require Novartis to purchase, under certain conditions and based on a market price formula, up to $500 million in newly issued shares.

        Over the eleven years that Novartis has been Chiron's largest stockholder, Chiron has periodically held exploratory discussions with Novartis on a number of strategic initiatives, including, on occasion, mergers, significant acquisitions and other transactions, including some discussions initiated by Novartis. As Chiron's largest stockholder, Novartis' view has been one factor affecting the Chiron board's decision making process with respect to strategic matters.

        On December 2, 2004, Lewis Coleman, Chiron's lead independent director, and Dr. Raymond Breu, a Novartis designee to the Chiron board and Chief Financial Officer of Novartis, met and discussed, among other things the strategic outlook for Chiron. In that conversation, Dr. Breu explained that Novartis was considering all of its options regarding its Chiron stake but that in the absence of access to due diligence was not in a position to decide how it wished to proceed. In a subsequent conversation on January 11, 2005, Mr. Coleman informed Dr. Breu that it was not an opportune time for Chiron to facilitate due diligence for Novartis as Chiron's resources were stretched and the Chiron board of directors needed further thorough discussion regarding strategy for the company.

        On March 8, 2005, Mr. Coleman and Dr. Breu met again and discussed certain high level strategic matters regarding Chiron and Novartis' intentions with respect to Chiron, including specifically whether Novartis was considering making an offer to purchase those shares of Chiron common stock that Novartis did not already own. Dr. Breu explained that Novartis was not at that time prepared to make a proposal with respect to Chiron, but indicated that if Novartis was given the opportunity to perform due diligence, depending on the outcome of that due diligence, Novartis might make an offer. Following a meeting of the non-Novartis directors in late March 2005, Chiron informed Novartis that it would first need to update its long-range strategic plan and obtain advice from financial advisors with respect to Chiron's valuation, and the non-Novartis directors instructed management to undertake this updating and evaluation. Chiron subsequently retained Credit Suisse First Boston and Morgan Stanley to provide financial advisory services.

        A meeting of the non-Novartis directors was held on April 25, 2005. During the meeting, Howard Pien, Chiron's Chairman and Chief Executive Officer, and Mr. Coleman updated the non-Novartis directors on the status of the Chiron long-range strategic planning and discussions with Novartis.

        A subsequent meeting of the non-Novartis directors was held on May 20, 2005 at which meeting Chiron management presented Chiron's long-range plan update. The non-Novartis directors then had preliminary discussions concerning Chiron's valuation with Credit Suisse First Boston and Morgan Stanley. The directors agreed that Mr. Coleman would report to Novartis that due diligence could take place in the beginning of June 2005, subject to an appropriate non-disclosure agreement.

        Another meeting of the non-Novartis directors was held on May 26, 2005. At this meeting, management updated the non-Novartis directors on discussions that had been held with Novartis,

including the coordination of due diligence, and Mr. Coleman informed the non-Novartis directors of a discussion he had had with Dr. Breu on the timing of due diligence. On the same date, Novartis and Chiron entered into a confidentiality agreement.

        From May 31, 2005 to June 2, 2005, Novartis conducted preliminary due diligence with respect to Chiron. In addition to management presentations, representatives of Novartis toured various Chiron facilities in the United States and Europe, including in Emeryville, California; Vacaville, California; Liverpool, England; Siena, Italy; Rosia, Italy; and Marburg, Germany. In late June 2005, Novartis, through Dr. Breu, informed Mr. Coleman that Novartis would not be able to decide whether or not to make an offer for Chiron unless and until Novartis conducted further due diligence and received the results of the pending FDA inspection of Chiron's Liverpool facility, which inspection was expected to occur in July 2005. Following that inspection, Novartis conducted additional due diligence consisting of a second site visit to Chiron's facility in Liverpool on August 12, 2005.

        On August 18, 2005, Dr. Breu informed Mr. Coleman that Novartis' board would be meeting to consider whether to make an offer for the outstanding shares of Chiron not owned by Novartis. On August 25 and 26, 2005, the Novartis board met and authorized management to continue to explore the possibility of making an offer for Chiron, following which Dr. Breu informed Mr. Coleman that Novartis was still deliberating but might make an offer for Chiron shortly. Mr. Coleman reported on this conversation to the non-Novartis directors at a meeting on August 28, 2005.

        On August 31, 2005, Novartis sent Chiron a letter with respect to a proposed offer for Chiron. In its letter, which Novartis also included as a publicly available exhibit to a filing with the Securities and Exchange Commission, Novartis offered to acquire the shares of Chiron common stock that Novartis did not already own for $40.00 per share in cash. Novartis also stated that it was conditioning its proposal on the approval of a majority of the outstanding Chiron shares not owned by Novartis.

        Meetings of the non-Novartis directors were held on September 1 and September 5, 2005 to discuss the Novartis offer. During these meetings, the non-Novartis directors received updates from Chiron management on Chiron's long-term strategic plan and updated presentations from Chiron's financial advisors. Following extensive discussion, the non-Novartis directors determined that the Novartis offer was inadequate and directed management to issue a press release to that effect.

        In the following weeks, representatives of Chiron's and Novartis' respective financial advisors held discussions from time to time concerning the valuation of Chiron. Novartis' financial advisors explained Novartis' due diligence findings and the rationale behind Novartis' $40.00 offer. Chiron's financial advisors discussed the Novartis offer in the context of their financial analysis of Chiron. With the knowledge and approval of their respective clients, but without specific direction or authority to make price proposals, the parties' financial advisors began to explore ranges of value that they believed might prompt their respective clients to engage in further discussions. As a result of these discussions over a several week period, the Novartis financial advisors came to a range of $43.00-$44.00 per share and the Chiron financial advisors came to $46.00 per share or higher, in each case as potential valuations that might prompt their respective clients to engage in further discussions.

        Chiron's and Novartis' respective financial advisors discussed the proposed value ranges with their clients.

        On October 20, 2005, Dr. Breu spoke to Mr. Coleman and asked whether the non-Novartis directors were aware of the discussions between the financial advisors and were prepared to meet to discuss further a possible transaction on the basis of those discussions. The parties agreed to meet on October 28, 2005 in New York to discuss whether a transaction might be possible. On October 21, 2005, Novartis' legal counsel distributed to Chiron's legal counsel a draft merger agreement, and on October 27, 2005, Chiron's counsel delivered a comprehensive redraft of the agreement.

        On the evening of October 28, representatives of Chiron, including three non-Novartis directors of Chiron, and Novartis and their respective financial and legal advisors met to discuss the proposed transaction, including discussions of price and, to be prepared in the event the parties were able to reach agreement on a price, the terms of the merger agreement. The parties determined to defer any price discussions on October 28 in order to allow counsel for both sides to seek to narrow the issues on the draft merger agreement and Novartis to complete some additional due diligence. That evening, the parties made substantial progress in negotiating the terms of the merger agreement with the primary open issues relating to Chiron's requests for modifications to increase the certainty of consummation of any transaction that might be announced. Chiron's management responded to certain Novartis due diligence requests on October 29. When Novartis indicated on October 29 that its due diligence was substantially completed, the financial representatives of Novartis and Chiron met to explore whether an agreement could be reached on price. After Chiron's financial advisors reported to the non-Novartis directors present that Novartis' financial advisors told them that they did not believe that Novartis would increase its price beyond $44.00, the non-Novartis directors and their representatives suspended discussions for the evening.

        The non-Novartis directors met telephonically for an update on the morning of October 30. Following that meeting, the parties resumed discussions. The parties discussed potential resolution of the principal open contract issues assuming an agreement were to be reached on price. During the course of those discussions, Chiron advised Novartis that it intended to exercise its right under the existing contractual arrangements between the companies to "put" $300 million of Chiron stock to Novartis to provide it with greater assurance that Novartis would have the maximum incentive to complete a transaction and additional capital in the event that for any reason a transaction did not close.

        The parties' respective financial advisors continued their discussions on October 30 regarding Chiron's valuation. During the course of these discussions, Chiron's and Novartis' respective financial advisors considered whether their respective valuation analyses as of that date would be supportive of a valuation of Chiron of $45.00 per share and agreed to suggest that their respective clients consider that valuation. Later that day, Novartis raised its offer for the shares of Chiron common stock that it did not already own to $45.00 per share in cash.

        On October 30, 2005, the Chiron board, with the three designees of Novartis having recused themselves, met with representatives of Chiron's management, investment bankers and legal counsel. At this meeting, the non-Novartis directors reviewed the proposed $45.00 per share in cash and the other terms of the proposed definitive merger agreement with management and Chiron's legal advisors and received updated presentations from Credit Suisse First Boston and Morgan Stanley. In addition, Credit Suisse First Boston and Morgan Stanley delivered their oral opinions, subsequently confirmed in writing as of that same date, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in their respective opinions and other factors that they deemed relevant, the merger consideration of $45.00 per share in cash to be paid to the holders of shares of Chiron common stock pursuant to the merger agreement was fair, from a financial point of view, to Chiron's stockholders (other than Novartis and its subsidiaries in the case of Credit Suisse First Boston and other than holders of "excluded shares" in the case of Morgan Stanley). Based on all relevant factors they considered material, including, among other things, the opinions of the investment bankers and advice of legal counsel, the directors designated as "independent directors" pursuant to the governance agreement with Novartis approved the transaction with Novartis pursuant to the governance agreement recommending that the non-Novartis directors approve and declare advisable the merger agreement and, based on all relevant factors they considered material, including, among other things, the opinions of the investment bankers and advice of legal counsel, the non-Novartis directors approved the merger agreement and determined that the merger is advisable and is fair to and in the best interests of Chiron and its stockholders and determined to recommend that the stockholders of Chiron adopt the merger agreement. The Novartis designated directors on the Chiron board did not attend or participate in any of the board deliberations regarding the transaction.

        The merger agreement was signed and Chiron and Novartis issued respective press releases announcing the transaction on October 31, 2005.

Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors

        Chiron's board of directors excluding the Novartis directors believe that the merger is fair to and in the best interests of Chiron's stockholders, other than Novartis and its affiliates. At a meeting on October 30, 2005, all members of the Chiron board other than the Novartis directors who recused themselves, which we refer to in this section as the Chiron board, approved the merger agreement and authorized the transactions contemplated by the merger agreement and recommend adoption of the merger agreement by Chiron's stockholders. In reaching these conclusions, the Chiron board considered the following material factors, among others:

  •
  Chiron's historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry and general economic and stock market conditions;

  •
  their belief, based on among other things the detailed financial and valuation advice provided by Chiron's financial advisors, that the $45.00 per share merger consideration:

  •
  compared favorably to implied per share valuations derived from Chiron's projected 2006 and 2007 earnings per share (based on both management forecasts and research analysts' estimates) and financial and market statistics for a broad range of companies engaged in the biotechnology industry, including biopharmaceuticals, blood testing and vaccines businesses;

  •
  compared favorably to the ranges of value produced by discounted cash flow analyses based on Chiron's ten-year business plan; and

  •
  compared favorably to the ranges of value produced by sum-of-the-parts analyses based on management projections;

  •
  the historical market prices of Chiron's common stock and recent trading activity, including the fact that the $45.00 per share merger consideration represented a 23% premium over Chiron's closing stock price on August 31, 2005 (the last business day prior to Novartis' announcement of its offer of $40.00 per share), a 25% premium over Chiron's average share price for the 30 trading days ended August 31, 2005 and a 27% premium over Chiron's average share price for the 180 trading days ended August 31, 2005;

  •
  the opinions of Credit Suisse First Boston and Morgan Stanley, described under "—Opinions of Chiron's Financial Advisors," that, as of October 30, 2005 and based on and subject to the various factors, assumptions and limitations set forth in their respective opinions and other factors that they deemed relevant, the merger consideration of $45.00 in cash per share was fair, from a financial point of view, to the holders of shares of Chiron common stock other than Novartis and its affiliates, in the case of Credit Suisse First Boston, and other than holders of "excluded shares," in the case of Morgan Stanley;

  •
  Novartis' ownership of approximately 42.1% of Chiron's currently outstanding common stock and the fact that Novartis had indicated that it was not interested in selling its Chiron shares;

  •
  the respective rights of Chiron and Novartis under the governance agreement, including Novartis' approval rights over certain transactions, including mergers, acquisitions and dispositions;

  •
  risks inherent in operating in three businesses in an increasingly complex business environment;

  •
  the significant risks inherent in its businesses and in particular in the vaccines business, and the potential for material adverse developments with respect to its marketed products as well as its products in development;

  •
  the current and prospective environments in which Chiron operates, including the increasingly competitive nature of its businesses and in particular of its U.S. influenza vaccines business as a result of Chiron's not being able to supply FLUVIRIN for the 2004-2005 season;

  •
  that many of the products under development in its biopharmaceuticals business are in the early stage of development with significant risk regarding whether they will be brought to market and, if any of them is commercialized, the significant resources that will be needed to effectively manufacture, register and market the product;

  •
  that the consideration to be paid in the merger is all cash, which provides certainty of value to the non-Novartis stockholders, and that Novartis has the financial resources to complete the merger expeditiously and without a financing contingency;

  •
  that the increase in the market price of Chiron's common stock following the initial Novartis proposal likely reflected anticipation of a possible acquisition by Novartis, rather than a higher intrinsic value for Chiron common stock;

  •
  the increase in the merger consideration from $40.00 to $45.00 per share, and the judgment of the non-Novartis directors that a price higher than $45.00 per share could not likely be obtained;

  •
  the additional requirement offered by Novartis that the merger agreement be adopted by holders of at least a majority of the outstanding shares of Chiron's common stock other than those owned by Novartis and its affiliates; and

  •
  the terms of the merger agreement, including the ability of Chiron's board to change its recommendation to the stockholders if it determines that continuing to make the recommendation would no longer be consistent with its fiduciary duties, even if there is no competing offer.

        The Chiron board also believed the process was fair because of, in addition to the factors above, the following:

  •
  the fact that the consideration and negotiation of Novartis' proposal was conducted entirely under the oversight of the members of the Chiron board who were not Novartis designees to the board, and their ability to retain legal counsel and financial advisors selected by them; and

  •
  the non-Novartis directors' extensive, arm's-length negotiations with Novartis, which among other things resulted in an increase in the merger consideration from $40.00 to $45.00 per share.

        The Chiron board also considered the following adverse factors associated with the merger, among others:

  •
  at various times prior to Chiron's announcement on October 5, 2004 of the suspension of the manufacturing license in the U.K., Chiron's stock price had traded in excess of $45.00 per share, although in light of the developments surrounding FLUVIRIN and our company in general, the Chiron board believed it was unlikely that Chiron's stock would trade significantly in excess of $45.00 in the near term;

  •
  that the public stockholders of Chiron would have no ongoing equity participation in the surviving corporation following the merger, meaning that the public stockholders would cease to participate in Chiron's future earnings or growth, including any earnings or growth resulting from Chiron's role in responding to pandemic flu, or to benefit from any increases in the value of their Chiron stock;

  •
  that the proposed merger will be a taxable transaction for Chiron stockholders whose shares are converted into cash in the Merger;

  •
  if the merger is not completed, Chiron will be required to pay its legal, accounting and a portion of its investment banking fees; and

  •
  if the merger is not completed, Chiron may be adversely affected due to potential disruptions in its operations.

        The Chiron board believed that the ranges of implied per share valuations generated by the valuation methodologies used by Credit Suisse First Boston and Morgan Stanley were more reflective of the fair value of Chiron than the net book value of the Chiron common stock or liquidation value of Chiron' business. For this reason, the Chiron board did not attribute importance to net book value or possible liquidation values.

        In view of the large number of factors considered by the Chiron board in connection with the evaluation of the merger and the complexity of these matters, the Chiron board did not consider it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision, nor did they evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. The Chiron board held extensive discussions with, and relied on the experience and expertise of, the financial advisors with respect to the quantitative and qualitative analyses of the financial terms of the merger. The Chiron board conducted a discussion of, among other things, the factors described above, including asking questions of Chiron's management and the financial and legal advisors, and reached the conclusion that the merger was fair to and in the best interests of Chiron and its stockholders other than Novartis and its affiliates.

Novartis' Purpose and Reasons for the Merger

        The purpose of the merger is for Novartis to acquire the entire equity interest in Chiron. Novartis does not have any present plans in the event the merger is unsuccessful. However, if the merger is unsuccessful, Novartis will still acquire $300 million worth of newly issued Chiron shares (equivalent to approximately 6,896,552 shares) pursuant to the subscription arrangement described in "—Transactions and Relationships Between Novartis and Chiron," following which Novartis will own approximately 44.1% of Chiron's outstanding shares.

Position of the Novartis Entities Regarding Fairness of Merger

        All of the members of the Novartis, Novartis Corporation and Novartis Biotech boards of directors have voted in favor of the merger. The Novartis entities—Novartis, Novartis Corporation and Novartis Biotech—believe that the merger consideration is fair in terms of price to Chiron's stockholders and that the procedure followed in reaching such price was also fair to those stockholders. A central consideration to the Novartis entities in establishing the fairness of the merger is that, in addition to the approval of the merger by Chiron's board (with the Novartis directors having recused themselves) and Chiron's independent directors, as defined in the governance agreement, Novartis conditioned its proposal to acquire the publicly outstanding shares of Chiron's common stock on the proposal's receipt of the approval of a majority of the outstanding shares of Chiron's common stock held by shareholders other than Novartis and its affiliates.

        Novartis, Novartis Corporation and Novartis Biotech base their belief on the following:

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  Chiron's historical financial performance;

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  that Chiron's stockholders will receive $45.00 per share;

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  that the cash consideration of $45.00 per share to be paid in the merger represents a premium of approximately 23% above the closing price of the shares of Chiron's common stock on the day that Novartis first proposed to enter into a merger transaction with Chiron, and a premium of approximately 4% above the closing price of the shares of Chiron's common stock on the last trading day prior to the announcement of the merger agreement;

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  that the consideration to be paid to Chiron's stockholders is entirely in cash and without any holdbacks or escrow arrangements;

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  Novartis' internal financial analysis;

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  the merger cannot be consummated without the approval of a majority of the outstanding shares of Chiron's common stock of common stock, excluding shares of Chiron's common stock owned by Novartis and its subsidiaries; and

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  uncertainty concerning the future performance of Chiron in light of the FLUVIRIN situation described in Chiron's quarterly report for the period ended September 30, 2005 (the "Third Quarter 10-Q") in the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations—Influenza Virus Vaccines Recent Events as well as the other risks disclosed in the Third Quarter 10-Q, Chiron's annual report for the fiscal year ended December 31, 2004 and in Chiron's other Securities and Exchange Commission filings.

        Except as described above regarding the conditioning of the merger on approval of a majority of the public shares of Chiron's common stock, none of Novartis, Novartis Corporation or Novartis Biotech found it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In light of market valuation measures and the nature of Chiron's business and assets, none of Novartis, Novartis Corporation or Novartis Biotech deemed net book value or liquidation value to be relevant indicators of the value of the shares of Chiron's common stock.

        Chiron has been informed that each of Novartis, Novartis Corporation and Novartis Biotech and all of their directors and executive officers currently holding shares of Chiron's common stock intend to vote such shares of Chiron's common stock in favor of the adoption of the merger agreement because they believe the merger is fair in terms of price and process.

Opinions of Chiron's Financial Advisors

  Credit Suisse First Boston Fairness Opinion

        Chiron retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston's engagement, Chiron requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Chiron common stock, other than Novartis and its subsidiaries. At the October 30, 2005, meeting of the Chiron board of directors (with the Novartis directors having recused themselves) Credit Suisse First Boston reviewed with the Chiron board of directors certain financial analyses, as described below, and rendered its oral opinion to the Chiron board of directors, subsequently confirmed in writing, that, as of October 30, 2005 and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the merger consideration to be received in the merger by holders of Chiron common stock, other than Novartis AG and its subsidiaries, was fair, from a financial point of view, to such holders.

        The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety. Chiron stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First

Boston opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Chiron common stock, other than Novartis and its subsidiaries, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse First Boston opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

        In connection with its opinion, Credit Suisse First Boston, among other things,

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  reviewed the merger agreement and certain other related documents;

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  reviewed certain publicly available business and financial information relating to Chiron;

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  reviewed certain other information relating to Chiron, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Chiron, and met with the management of Chiron to discuss the business and prospects of Chiron;

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  considered certain financial and stock market data of Chiron and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of Chiron;

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  considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced; and

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  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

        In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of Chiron that Credit Suisse First Boston reviewed, the management of Chiron advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Chiron as to the future financial performance of Chiron.

        Credit Suisse First Boston also assumed, with Chiron's consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or other agreements for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Chiron or the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Chiron, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, to the holders of Chiron common stock, other than Novartis and its subsidiaries, of the merger consideration to be received in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The Credit Suisse First Boston opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to Chiron, nor does it address the underlying business decision of Chiron to proceed with the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Chiron.

        Chiron engaged Credit Suisse First Boston to act as a financial advisor based on its qualifications, experience, reputation and knowledge of the business of Chiron. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. From time to time, Credit Suisse First Boston and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Chiron, Novartis Corporation and Novartis unrelated to the proposed merger, for which services Credit Suisse First Boston has received, and would expect to receive, compensation. Credit Suisse First Boston is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for their own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Chiron, Novartis Corporation, Novartis and any other entities that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

        Pursuant to an engagement letter dated as of April 15, 2005, Chiron engaged Credit Suisse First Boston to provide financial advisory services to the Chiron board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Chiron has agreed to pay Credit Suisse First Boston a transaction fee of approximately $10.2 million, $2.25 million of which was paid or is currently payable to Credit Suisse First Boston and the remainder of which shall be payable upon the closing of the merger. In addition, Chiron has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

  Morgan Stanley Fairness Opinion

        Pursuant to an engagement letter, dated April 15, 2005, Chiron retained Morgan Stanley to act as a financial advisor to the board of directors of Chiron in connection with a potential transaction involving Chiron. Chiron selected Morgan Stanley to act as its financial advisor based on its qualifications, experience, reputation and knowledge of the business of Chiron. At the October 30, 2005 meeting of the Chiron board of directors (with the Novartis directors having recused themselves), Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing as of the same date, that, based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of Chiron common stock pursuant to the merger agreement was fair from a financial point of view to such holders other than Novartis and its subsidiaries, Chiron and its subsidiaries and any stockholders exercising their appraisal rights under Delaware law (referred to as holders of "Excluded Shares" in the merger agreement).

        The full text of Morgan Stanley's opinion, dated October 30, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex C to this document. The summary of Morgan Stanley's fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. You should read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of Chiron, addresses only the fairness from a financial point of view of the merger consideration to be received by holders of Chiron common stock, other than Novartis and its subsidiaries and other holders of Excluded Shares, in accordance with the merger agreement, and does not address any other aspect of the merger. Morgan Stanley's opinion does not constitute a recommendation to any stockholder of Chiron as to how such stockholder should vote or act on any matter with respect to the proposed merger.

        In connection with rendering its opinion, Morgan Stanley, among other things:

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  reviewed certain publicly available financial statements and other information of Chiron;

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  reviewed certain internal financial statements and other financial and operating data concerning Chiron prepared by the management of Chiron;

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  analyzed certain financial projections prepared by the management of Chiron;

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  discussed the past and current operations and financial condition and the prospects of Chiron with senior executives of Chiron;

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  reviewed the reported prices and trading activity for Chiron common stock;

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  compared the financial performance of Chiron and the prices and trading activity of Chiron common stock with that of certain other comparable publicly-traded companies and their securities;

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  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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  participated in discussions and negotiations among representatives of Chiron and Novartis and their financial and legal advisors;

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  reviewed the merger agreement and certain related documents; and

  •
  performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Chiron for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on basis reflecting the then best currently available estimates and judgments of the future financial performance of Chiron. Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without material modification, waiver or delay. In addition, Morgan Stanley did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did Morgan Stanley's opinion address any legal, tax, regulatory or accounting matters, as to which Morgan Stanley understood Chiron had received such advice as it deemed necessary from qualified professionals. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Chiron nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, October 30, 2005. Morgan Stanley's opinion did not address the underlying business decision by Chiron to enter into the merger agreement or the relative merits of the merger compared to other alternatives available to Chiron, or whether such alternatives existed.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and it did not solicit, interest from any party with respect to any acquisition, business combination or other extraordinary transaction involving Chiron.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Chiron, Novartis and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for both Chiron and Novartis and have received fees for the rendering of these services. In addition, in the future, Morgan Stanley may provide, or seek to provide, financial advice and financing services to Novartis and its subsidiaries.

        Chiron has agreed to pay Morgan Stanley a transaction fee of approximately $10.2 million, $2.25 million of which was paid or is payable to Morgan Stanley and the remainder of which shall be payable upon the closing of the merger. Chiron has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Chiron has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

  Financial Analyses

        In preparing their respective opinions to the Chiron board of directors, Credit Suisse First Boston and Morgan Stanley performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at their respective opinions, each of Credit Suisse First Boston and Morgan Stanley made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston and Morgan Stanley believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions.

        In their analyses, Credit Suisse First Boston and Morgan Stanley considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chiron, such as the impact of competition on the business of Chiron and on the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Chiron or the industry or in the markets generally. No company, transaction or business used in Credit Suisse First Boston's and Morgan Stanley's analyses as a comparison is identical to Chiron or the proposed merger. In addition, each of Credit Suisse First Boston and Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's or Morgan Stanley's view of the actual value of Chiron. An evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of Chiron, business segments or transactions analyzed. The estimates contained in the analyses of Credit Suisse First Boston and Morgan Stanley and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to reflect the prices at which businesses or assets actually may be sold. Accordingly, the analyses and estimates of Credit Suisse First Boston and Morgan Stanley are inherently subject to substantial uncertainty. The analyses performed were prepared solely as part of Credit Suisse First Boston's and Morgan Stanley's analyses of the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Chiron common stock, other than Novartis and its subsidiaries and in the case of Morgan Stanley's opinion other holders of Excluded Shares, and were provided to the board of directors of Chiron in connection with the delivery of their respective opinions.

        The opinions of Credit Suisse First Boston and Morgan Stanley were only one of many factors considered by the Chiron board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Chiron board of directors or management with respect to the merger or the consideration to be received in accordance with the merger agreement.

        The following is a summary of the material financial analyses underlying the opinions of Credit Suisse First Boston and Morgan Stanley delivered to the Chiron board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's and Morgan Stanley's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's and Morgan Stanley's financial analyses.

  Selected Companies Analysis

        Credit Suisse First Boston and Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Chiron from a size and business mix perspective. The multiples analyzed for these comparable companies included, among others, the per share price divided by 2006 and 2007 estimated earnings per share (which Credit Suisse First Boston and Morgan Stanley referred to as a P/E multiple). The earnings per share estimates were based on management estimates and on First Call estimates for Chiron and on Institutional Brokers' Estimate System, or I/B/E/S, consensus estimates for the selected companies. Credit Suisse First Boston and Morgan Stanley calculated these financial multiples based on publicly available financial data as of October 30, 2005. Credit Suisse First Boston and Morgan Stanley determined that no company was completely "comparable" to Chiron based on its industry, financial and operational profile and business mix. Therefore, Credit Suisse First Boston and Morgan Stanley looked at (i) select large capitalization biotechnology companies, (ii) select biotechnology companies, (iii) select companies that have biopharmaceutical and blood testing businesses, (iv) select companies that have biopharmaceutical and vaccines businesses, (v) select blood testing companies and (vi) select vaccines companies. The companies in each of these categories selected by Credit Suisse First Boston and Morgan Stanley were the following:

Large Cap Biotech Companies • Amgen Inc. • Biogen Idec Inc. • Celgene Corporation • Genentech, Inc. • Genzyme Corporation • Gilead Sciences, Inc. • MedImmune Inc.	Biotechnology
    •    Allergan Inc.
    •    Biogen Idec Inc.
    •    Celgene Corporation
    •    Cephalon, Inc.
    •    Elan Corporation, plc
    •    Forest Laboratories, Inc.
    •    Genzyme Corporation
    •    Gilead Sciences, Inc.
    •    MedImmune, Inc.
    •    Millennium Pharmaceuticals, Inc.
• Serono S.A.
Biopharmaceutical and Blood Testing • Abbott Laboratories • Bayer AG • Johnson & Johnson • Roche Holding Ltd.	Biopharmaceutical and Vaccines • GlaxoSmithKline plc • MedImmune Inc. • Merck & Co., Inc. • Sanofi Aventis • Wyeth

Blood Testing
    •    Beckman Coulter, Inc.
    •    Bio-Rad Laboratories, Inc.
    •    Biosite, Inc.
    •    Cytyc Corporation
    •    Dade Behring Holdings Inc.
    •    Digene Corporation
    •    Diagnostic Products Corporation
    •    Gen-Probe Incorporated
    •    Immucor, Inc.
    •    Tripath Imaging Inc.
• Ventana Medical System, Inc.	Vaccines • Acambis plc • Berna Biotechnology AG • CSL Limited • Nabi Biopharmaceuticals Inc.

        In reviewing these companies, Credit Suisse First Boston and Morgan Stanley concluded that P/E multiples of 20.0x to 26.0x for 2006 and 18.0x to 24.0x for 2007 were the appropriate ranges in valuing Chiron. Using Chiron's forecast adjusted earnings per share of $1.58 for 2006 and $1.91 for 2007, and consensus Wall Street equity analyst forecast adjusted earnings per share for Chiron of $1.81 for 2006 and $1.98 for 2007, Credit Suisse First Boston and Morgan Stanley calculated the implied valuation ranges for Chiron as set forth in the following chart:

	2006 P/E Multiple: 20.0x - 26.0x	2007 P/E Multiple: 18.0x - 24.0x
Company Forecast	$31.60 - $41.08	$34.38 - $45.84
Analyst Forecast	$36.20 - $47.06	$35.64 - $47.52

        "Adjusted" earnings per share amounts excluded special items relating to certain acquisitions. Although the foregoing companies were considered for purposes of this analysis, Credit Suisse First Boston and Morgan Stanley noted that no specific company utilized in this analysis is identical to Chiron because of differences between the business mix, regulatory environment, operations and other characteristics of Chiron and the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

  Discounted Cash Flow Analysis—Chiron Consolidated

        Credit Suisse First Boston and Morgan Stanley performed a discounted cash flow analysis, calculated as of September 30, 2005, of Chiron after-tax unlevered free cash flows for 2005 through 2015, based on the financial forecasts and estimates provided by Chiron management. Credit Suisse First Boston and Morgan Stanley estimated a range of terminal values based on 2015 cash flows. These terminal values were based on a perpetual growth rate range of 2.0% to 4.0%. Credit Suisse First Boston and Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a discount rate of 10.0% to 12.0% for each case. The valuations of these cash flow streams were made as of September 30, 2005 assuming mid-period convention, and the discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Chiron and other comparable companies. For this purpose, Credit Suisse First Boston and Morgan Stanley used a subset of the companies reviewed in the selected company analysis described above. The weighted average cost of capital is a measure of the average expected return on all of a given company's equity securities or debt based on their proportions in such company's capital structure. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Chiron yielded an implied valuation range of Chiron common stock of $35.93 to $55.33.

  Discounted Cash Flow Analysis—Chiron Sum of the Parts

        Credit Suisse First Boston and Morgan Stanley also performed a discounted cash flow analysis of Chiron focusing only on its individual BioPharma, Vaccines, Blood Testing and Corporate Royalties segments. Based on the financial forecasts and estimates provided by Chiron management, Credit Suisse First Boston and Morgan Stanley performed a discounted cash-flow analysis calculated as of September 30, 2005, of the after-tax unlevered free cash flows for 2005 through 2015 derived from each of these business lines. Credit Suisse First Boston and Morgan Stanley discounted the expected unlevered free cash flow streams at a discount rate of 10.0% to 12.0% for each business and a perpetual growth rate of 1.0% to 3.0% for BioPharma, 2.0% to 4.0% for each of Vaccines and Blood Testing and negative 2.0% to 0% for Corporate Royalties. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Chiron yielded an implied valuation range of Chiron common stock of $34.29 to $53.15.

  Other Considerations

        In the course of preparing their respective opinions, Credit Suisse First Boston and Morgan Stanley also reviewed and considered other information and data, including:

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  the fully diluted equity and aggregate values of Chiron implied by (i) the closing stock price of Chiron immediately prior to Novartis' initial offer on September 1, 2005, (ii) the closing stock price of Chiron as of the last trading day prior to the October 31, 2005 announcement that Chiron and Novartis had entered into a merger agreement and (iii) the merger consideration in the proposed merger;

  •
  the historical closing prices and average closing prices of Chiron common stock over the five year period ending October 28, 2005, the last trading date prior to the announcement that Chiron and Novartis had entered into a merger agreement;

  •
  the implied premiums of the merger consideration over the average closing prices of Chiron common stock over various periods ending August 31, 2005, the date immediately prior to Novartis' initial offer of $40.00 per share in cash;

  •
  publicly available financial terms and premiums of selected mergers involving biotechnology companies from March 2000 to October 2005;

  •
  a discounted cash flow sensitivity analysis based on Chiron management forecasts of various contingencies with respect to the Chiron portfolio, including, but not limited to, those related to varying probabilities of success of commercialization for TFPI, flu cell culture and pandemic flu preparedness; and

  •
  the one day premiums paid in selected transactions that involved an acquiring party which had a significant ownership interest in the target prior to the transaction.

  Other Engagements

        In June 2004, Credit Suisse First Boston acted as co-lead initial purchaser of convertible debt securities issued by Chiron pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act. Credit Suisse First Boston earned approximately $3.58 million in connection with this prior engagement. Credit Suisse First Boston has also provided in the past two years and is currently providing investment banking and other financial services to Novartis and its affiliates including, among other things, strategic advisory services in connection with mergers and acquisitions and financing services involving equity financings, share buybacks, derivatives, debt financings and monetization of select investments. Credit Suisse First Boston has earned approximately $3.45 million in connection with these prior and current engagements. Except for those fees, and the fees paid and payable to Credit Suisse First Boston in connection with the proposed transaction, Credit Suisse First Boston has not received any fees from Chiron or its affiliates in the past two years.

        In June 2004, Morgan Stanley acted as co-lead initial purchaser of convertible debt securities issued by Chiron pursuant to Rule 144A under the Securities Act. Morgan Stanley earned approximately $3.58 million in connection with this prior engagement. Except for those fees, and the fees paid and payable to Morgan Stanley in connection with the proposed transaction, Morgan Stanley has not received any fees from Chiron or its affiliates in the past two years.

Certain Effects of the Merger

        The merger will result in Novartis indirectly owning 100% of the shares of Chiron common stock and Chiron becoming an indirect wholly owned subsidiary of Novartis. The merger will also have the following effects:

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  Board of Directors of Chiron.    It is not Novartis' present intention that Chiron's existing board of directors will continue to serve as Chiron's board of directors following completion of the Merger. Following completion of the Merger, Novartis, directly or indirectly, will be entitled to all of the benefits of owning 100% of the shares of Chiron stock, including the right to elect all members of Chiron's board of directors.

  •
  Participation in Future Growth.    If the merger is completed, current Chiron stockholders will not have the opportunity to participate in the future earnings, profits and growth of Chiron and will not have the right to vote on corporate matters relating to Chiron. If the merger is completed, Novartis AG, as the ultimate parent company of Chiron, will indirectly own a 100% interest in the net book value and net earnings of Chiron and will benefit from any future increase in the value of Chiron. Similarly, Novartis will bear the risk of any decrease in the value of Chiron after the merger and current Chiron stockholders will not face the risk of a decline in the value of Chiron after the completion of the merger.

  •
  Following completion of the merger and after giving effect to the acquisition by Novartis of the 6,896,552 newly issued Chiron shares pursuant to the subscription notice described in "—Transactions and Relationships Between Novartis and Chiron," Novartis' interest in Chiron's net book value and net earnings or loss will increase from approximately 44% to 100%. According to Chiron's 2004 Form 10-K, 100% of Chiron's net book value as of December 31, 2004 was approximately $2,601,704,000 (which means that 44% was approximately $1,144,750,000), and 100% of Chiron's net income for the year ended December 31, 2004 was approximately $78,917,000 (which means that 44% was approximately $34,723,000). In addition, according to Chiron's Form 10-Q for the quarterly period ended September 30, 2005, (i) for the nine-month period ended September 30, 2005, 100% of Chiron's net book value as of September 30, 2005 was approximately $2,520,675,000 (which means that 44% was approximately $1,109,097,000), and 100% of Chiron's net earnings was $42,418,000 (which means that 44% was approximately $18,664,000), and (ii) for the three-month period ended September 30, 2005, 100% of Chiron's net earnings was $51,311,000 (which means that 44% was approximately $22,577,000).

  •
  Effect on the Market for Shares of Chiron Common Stock.    If the merger is completed, the number of shares of Chiron common stock that might otherwise trade publicly will be reduced to zero and Novartis AG indirectly will be the owner of 100% of the outstanding shares of Chiron common stock. As further explained below, this will cause the listing of the shares on the Nasdaq to be terminated. In addition, Novartis could cause the termination of the registration of the Chiron common stock under the Exchange Act of 1934, or the Exchange Act, in which case Chiron would no longer be required to continue to make filings with the SEC or otherwise to comply with the SEC's reporting rules for public companies.

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  Delisting of the Shares of Chiron Common Stock on the Nasdaq. The shares of Chiron common stock are currently listed on the Nasdaq. According to the Nasdaq's published guidelines, the Nasdaq will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other holders of 10% or more of the shares) is less than 750,000, there are fewer than 400 stockholders, or the aggregate market value of publicly-held shares, and the total assets, and the total revenue is less than $50 million. Novartis intends to seek to have Chiron's shares delisted as soon as possible after completion of the merger.

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  Deregistration of the Shares of Chiron Common Stock under the Exchange Act.    The shares of Chiron common stock are currently registered under the Exchange Act. Registration may be terminated by Chiron upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 record holders of shares. Termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by Chiron to its stockholders and would make certain provisions of the Exchange Act no longer applicable to Chiron. These include the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish proxy statements in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders. Novartis intends to seek to cause Chiron to apply for termination of registration of Chiron's shares as soon as possible after completion of the merger, if the requirements for termination of registration are met.

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  Margin Regulations.    Shares of Chiron common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System which means that, among other things, brokers may extend credit on the collateral of the shares for purposes of buying, carrying or trading in securities. Depending upon factors such as the number of record holders of the shares and the number and market value of publicly held shares, following the purchase of shares pursuant to the merger the shares of Chiron common stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for credit extended by brokers. In addition, if the registration of the shares of Chiron common stock under the Exchange Act were terminated, the shares would no longer constitute "margin securities."

Plans for Chiron After the Merger

        In connection with the merger, Novartis has reviewed and will continue to review various possible business strategies with respect to Chiron. If the merger is successful, Novartis will make decisions regarding Chiron's business, operations, personnel, employee benefit plans, corporate structure, capitalization and management as it determines appropriate at such time.

        Although Novartis will continue to review its plans with respect to Chiron, Novartis intends to integrate Chiron's biopharmaceutical business into Novartis' Pharma division and exploit potential opportunities for geographical expansion. With respect to Chiron's vaccines business, Novartis intends to dedicate resources to research and development and manufacturing to increase the quality and capacity of the vaccines business to better meet customer demand and address public health needs and expand Chiron's position as a global leader in vaccines; this will also likely include geographic expansion. Novartis may also expand the vaccine business into therapeutic and cancer vaccines. However, in the short term, Novartis intends to focus on quality assurance and processes and procedures. Novartis intends to retain Chiron's diagnostics business and combine it with the vaccines business into a new reporting division. It is possible that the diagnostics business will expand into molecular diagnostics.

Conduct of Business of Chiron if the Merger is not Completed

        In the event that the merger agreement is not adopted by Chiron's stockholders or if the merger is not completed for any other reason, Chiron stockholders will not receive any payment for their shares in connection with the merger. Instead, Chiron will remain an independent public company, its common stock will continue to be listed and traded on the Nasdaq and Chiron stockholders will continue to be subject to the same risks and opportunities as they currently have with respect to their ownership of Chiron common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Chiron shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. Our board has not considered alternatives to the merger, but may from time to time seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by Chiron's stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Chiron will be offered whether by Novartis or another person, or even if offered by another person, that Novartis, as a 44.1% stockholder of Chiron (after giving effect to the acquisition of additional shares of Chiron common stock as described in the following paragraph), would support it.

        As a result of Chiron's exercise of its subscription right, Novartis will increase its ownership in our company even if the merger is not completed. On October 30, 2005, Chiron gave notice to Novartis that it was exercising its right under the subscription agreement, dated as of November 20, 1994 and amended from time to time, among Chiron, Novartis AG and its subsidiaries to require Novartis (or its affiliate) to purchase shares of Chiron common stock for an aggregate purchase price of $300 million at $43.50 per share, which is equivalent to 6,896,552 shares. The issuance and purchase of shares pursuant to Chiron's exercise of its subscription right will be subject to regulatory approvals and will close one day following the receipt of all necessary regulatory approvals. That closing is not otherwise dependent on or related to the consummation of the merger and will not require any stockholder approvals. As a result, even if the merger is not completed for any reason, upon the issuance of shares pursuant to the subscription right, Novartis will invest $300 million in Chiron in consideration for 6,896,552 additional shares of common stock and the interests of our other stockholders will be diluted. Based on

188,575,753 shares of Chiron common stock outstanding as of October 31, 2005, Novartis' purchase of 6,896,552 shares pursuant to the subscription will increase Novartis' percentage ownership of our common stock from 42.1% to 44.1% and correspondingly decrease the other stockholders' percentage ownership from 57.9% to 55.9%. Novartis will still have the right under a separate agreement with Chiron to acquire a number of newly issued Chiron shares at a market price to bring Novartis' ownership to 55%. See "—Transactions and Relationships Between Novartis and Chiron—Relationship with Novartis AG."

        In the event the merger agreement is not adopted by Chiron's stockholders or if the merger is not completed for any other reason, the governance agreement between Chiron and Novartis will continue to require Novartis' approval to a number of corporate transactions. For more information on these provisions of the governance agreement, see "—Transactions and Relationships Between Novartis and Chiron—Relationship with Novartis AG."

Interests of Chiron's Directors and Executive Officers in the Merger

        Some of Chiron's directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders. The non-Novartis directors were aware of these additional interests and considered them when they approved the merger agreement. These interests include the following:

  Stock Options and Other Equity-Based Award

        Pursuant to the merger agreement, all unvested options will become fully vested and each option to purchase shares of Chiron's common stock outstanding immediately prior to the closing of the merger will be cancelled and converted into a right to receive a cash amount, without interest, equal to the total number of shares subject to the option multiplied by the excess if any, of $45.00, over the exercise price per share subject to the option, less any applicable taxes. The aggregate amount payable to all executive officers and directors as a group with respect to their currently vested options would be $11,336,852, less applicable tax withholdings. The aggregate amount payable to all executive officers and directors as a group as a result of the vesting and cancellation of currently unvested options would be $15,676,761, less applicable tax withholdings. The aggregate amount payable to each named executive officer (other than John A. Lambert, who resigned effective February 28, 2005) as a result of the vesting and cancellation of currently unvested options would be:

Howard Pien	$5,121,543
Jack Goldstein	$2,283,053
Craig Wheeler	$1,449,970
David Smith	$593,278

        Outstanding restricted stock units and restricted share rights will become fully vested and entitle the holder to receive an amount in cash, without interest, equal to $45.00 multiplied by each share of common stock subject to the restricted stock unit or restricted share right, subject to any deferral election under Chiron's deferred compensation plans, less applicable taxes. The aggregate amount payable to all executive officers and directors as a group would be $15,103,800, less applicable tax withholdings. The aggregate amount payable to each executive officer (other than John A. Lambert, who resigned effective February 28, 2005) would be:

Howard Pien	$4,725,000
Jack Goldstein	$2,790,000
Craig Wheeler	$1,170,000
David Smith	$1,030,500

  Chiron Stock Purchase Plan

        Pursuant to the merger agreement, Chiron's tax qualified Stock Purchase Program will be terminated and in connection with such termination, to the extent consistent with the terms of such program, each participant shall receive an incremental amount in cash equal to 10% of such participant's accumulated cash account under the program for the calendar year quarter during which the merger occurs representing the discount under the program for stock purchases. The aggregate of such payments to all participants, including executive officers, will not exceed $500,000.

  Change in Control Plans

        Chiron adopted a change in control severance plan for its executive officers in 2001. The plan provides that a participant may receive specified severance benefits if there is a qualifying termination (as defined in the plan) within 24 months following a change in control of Chiron (as defined in the plan). Under the plan, the merger would constitute a change in control. The plan provides for three levels of coverage based on the executive officer's position with Chiron. Tier I applies to Chiron's Chief Executive Officer, tier II applies to Chiron's executive committee members and tier III applies to Chiron's vice presidents and divisional vice presidents.

        Under the plan, in the event of a qualifying termination within 24 months following the merger, the participant will receive:

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  a lump sum payment equal to three times for tier I, two times for tier II, and one time for tier III, the participant's highest annualized base salary in effect immediately preceding the merger;

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  a lump sum payment equal to three times for tier I, two times for tier II, and one time for tier III, the participant's highest target bonus established for the year immediately preceding the merger;

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  a lump sum payment equal to unpaid base salary, any unpaid bonus earned before the year in which the termination occurs, a pro rata amount of participant's target bonus for the year in which the termination occurs and accrued but unused paid time off;

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  a continuation of life and accidental death and dismemberment and disability insurance coverage and health care benefits for three years for tier I, two years for tier II, and one year for tier III or a lump sum payment equal to Chiron's contributions for such period; and

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  if any payment to the participant would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional payment that, after the payment of taxes on such additional payment, is equal to the excise tax.

        Given a hypothetical closing date for the merger on March 1, 2006 and an immediate qualifying termination of each executive officer, the aggregate amount payable to all executive officers and directors as a group following the merger (including an estimated cash value for continuation of insurance and health care benefits) would be $39,509,384, less applicable tax withholdings, and the aggregate amount payable to each named executive officer (other than John A. Lambert, who resigned effective February 28, 2005) in such circumstance (including an estimated cash value for continuation of insurance and health care benefits) would be:

Howard Pien	$11,861,444
Jack Goldstein	$5,165,941
Craig Wheeler	$4,077,296
David Smith	$2,336,331

  Employment Contracts

        Pursuant to an agreement with Craig Wheeler dated August 12, 2003, Chiron agreed to make a payment, among others, of $200,000 on September 1, 2006 in lieu of a loan that was originally promised in the agreement dated August 2, 2001. In the event of a qualifying termination (as defined in the 1991 Stock Option Plan) following the merger, the $200,000 payment will be accelerated and paid at the time of termination of employment.

  Benefits Arrangements

        Under the merger agreement, from the closing until December 31, 2006, Novartis Corporation agreed to provide Chiron employees (other than employees subject to collective bargaining agreements) with compensation and benefits that are no less favorable in the aggregate than those provided to the Chiron's employees immediately before the closing. Novartis Corporation agreed to honor Chiron's employee benefit plans in accordance with the terms and conditions of such plans as in effect immediately before the closing. Novartis Corporation specifically agreed to honor for a period of one year after the closing the severance plans and agreements currently in effect.

        Novartis Corporation will also honor the determination made by Chiron with respect to 2005 bonus payments (subject to a cap of $60 million) and equity grants for 2006, as well as salary increases based on merit reviews made in the ordinary course of business.

        Employees will receive credit for their service with Chiron before the closing, and all pre-existing conditions will be waived.

        Certain provisions are applicable to US and UK employees only, due to statutory protection provided to employees in certain other countries.

        See "The Merger Agreement—Employee Benefits" for additional information.

  Indemnification of Directors and Officers; Directors' and Officers' Insurance.

        The merger agreement provides that Novartis Corporation and the surviving corporation in the merger will indemnify our officers and directors for costs, expenses, judgments and other liabilities arising out of, relating to or in connection with acts and omissions occurring before completion of the merger and the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, will not for a period of six years from the closing date amend existing indemnification arrangements with officers or directors or charter provisions relating to indemnification or exculpation of officer or directors, as the case may be, in a manner that would adversely affect their rights thereunder and, subject to certain conditions, will maintain Chiron's current directors' and officers' liability insurance. See "The Merger Agreement—Indemnification of Officers and Directors."

Transactions and Relationships Between Novartis and Chiron

        The following is a summary of certain portions of the existing contractual arrangement among Chiron, Novartis AG and Novartis Corporation. This summary is not complete and is qualified in its entirety by reference to the full text of the agreements, which have been filed as exhibits to the Schedule 13e-3 filed by Chiron, Novartis AG and certain Novartis AG affiliates with the SEC in connection with the merger.

  Relationship with Novartis AG

        Through a series of transactions that became effective in January 1995, Novartis acquired shares of Chiron's common stock, which, when combined with shares already held by Novartis, represented 49.9% of the then-outstanding common stock of Chiron. Chiron, in turn, acquired from Novartis all of the capital stock of Chiron Diagnostics Corporation (formerly Ciba Corning Diagnostics Corp.) and Chiron Vaccines Company and Chiron S.p.A. (formerly The Biocine Company and Biocine S.p.A.). As a result of dilution stemming primarily from the issuance of common stock under Chiron's employee stock option and stock purchase plans, and in connection with certain acquisitions, as of October 31, 2005, Novartis held approximately 42.1% of Chiron's outstanding common stock. Upon consummation of the exercise of Chiron's subscription right described below under "—Subscription Agreement," Novartis' ownership percentage will increase to 44.1%.

        Chiron's relationship with Novartis includes a series of arrangements which affect Chiron's corporate governance, investment policies, research, development, manufacturing and marketing, although Chiron and Novartis continue to work together on an arm's-length basis while remaining independent to pursue their respective corporate strategies. In connection with those transactions, Chiron and Novartis entered into certain agreements which are described below.

  The Governance Agreement

        Standstill.    Under the governance agreement, Novartis has agreed not to increase its ownership interest in Chiron above 55% unless:

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  a majority of the independent directors, as defined in the governance agreement, of Chiron's board approve acquisitions of additional equity securities, in which case Novartis may increase its ownership interest up to 79.9%;

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  the increase in Novartis' ownership interest is the result of an action by Chiron (such as the re-purchase of outstanding common stock or the sale of common stock to Novartis AG or its subsidiaries); or

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  the acquisition is part of a "buy-out transaction," in which Novartis acquires all of Chiron's outstanding capital stock in accordance with certain procedures set forth in the governance agreement.

        Pursuant to the governance agreement, Novartis has the right, but not the obligation, to propose a buy-out transaction. Except as provided below, neither Novartis nor Chiron has any "put" or "call" options that would obligate either party to enter into a buy-out transaction. If Novartis proposes a buy-out transaction, it must offer to buy all of Chiron's outstanding equity securities at a price based upon a "third party sale value" (i.e., the value that an unaffiliated third party would be expected to pay to purchase all of Chiron's equity securities in an arm's-length transaction negotiated by a willing seller and a willing buyer).

        If Novartis proposes a buy-out transaction, the independent directors (as defined in the governance agreement), acting solely on behalf of Chiron's stockholders other than Novartis, would consider the proposal, and with approval of a majority of independent directors, may accept it subject to stockholder approval. If the independent directors do not accept the proposal, Novartis may request binding arbitration to determine the third party sale value. The independent directors may delay the arbitration for a period of up to one year under certain circumstances. Upon determination of the third party sale value by arbitration, Novartis may either proceed with the proposed buy-out transaction at the third party sale value determined by arbitration or withdraw its proposed buy-out transaction in accordance with terms set forth in the governance agreement. If Novartis withdraws its proposed buy-out transaction following the determination of third party sale value by arbitration, Novartis cannot withdraw any subsequent proposal that results in a second arbitration to determine the third party sale value of Chiron. In connection with the signing of the merger agreement, the Chiron board of directors (with the Novartis' directors having recused themselves), including all of the independent directors as defined in the governance agreement, unanimously approved the merger agreement and the transactions contemplated thereby and recommended that Chiron's stockholders adopt the merger agreement. As part of the negotiation of the merger agreement, Novartis also agreed to condition the closing of the merger on the adoption of the merger agreement by a majority of our outstanding shares not held by Novartis AG and its subsidiaries.

        Proxy Solicitations and Voting Trusts.    The governance agreement further provides that unless and until Novartis AG and its subsidiaries own all of Chiron's capital stock, they will not solicit proxies or initiate or encourage stockholders to initiate proposals, nor will they encourage any persons with respect to the voting of equity securities of Chiron or enter into any voting trust or similar arrangement to vote any of Chiron's equity securities.

        Anti-dilution Provisions.    Under the governance agreement, if Chiron's board of directors authorizes the issuance of any equity securities or convertible debt, Novartis, with certain exceptions, has the right to purchase a portion of the securities sufficient to preserve its ownership interest in Chiron. If Novartis elects to do so, Novartis must purchase the securities at the same time and on the same terms and conditions as the new securities are issued and sold to third parties. If the securities are issued for consideration other than cash, Novartis is required to pay the fair market value of the securities (as determined in accordance with the governance agreement).

        Certain Corporate Transactions.    The governance agreement provides that as long as Novartis owns at least 40% of Chiron's outstanding voting stock, Chiron may not engage in certain corporate transactions without Novartis' approval. These transactions generally include:

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  significant debt or equity issuances,

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  debt or equity repurchases,

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  mergers and acquisitions involving consideration exceeding $125 million,

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  the payment of cash dividends,

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  amendments to Chiron's restated certificate of incorporation or bylaws, and

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  other transactions that might adversely impact the rights of Novartis, or discriminate against Novartis, as a Chiron stockholder.

        In addition, a majority of the directors of Chiron's board who have been designated by Novartis must approve certain other corporate transactions as described in the governance agreement. These transactions generally include:

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  the payment of cash dividends,

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  the issuance of equity securities, other than common stock or options to purchase common stock, to any employee of Chiron,

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  amendments to Chiron's bylaws,

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  the payment of certain kinds of consideration in connection with an acquisition, and

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  the issuance of certain kinds of debt or equity securities other than common stock, nonvoting preferred stock and debt securities that are convertible into common stock or nonvoting preferred stock.

        Transactions Between Chiron and Novartis.    In addition, under the governance agreement, a majority of the independent directors or holders of a majority of Chiron's voting stock which is held by unaffiliated stockholders, must approve any contract, agreement or transaction with Novartis or any of its affiliates that is described in Item 404 of Regulation S-K promulgated by the SEC.

        Nomination of Directors and Voting of Shares.    Under the governance agreement, the Nominating and Corporate Governance Committee of Chiron's board is responsible, among other things, for recommending the nomination of directors, subject to Novartis' right to designate three directors. The number of directors whom Novartis may designate declines if Novartis' ownership interest in Chiron declines to less than 30%. Our bylaws currently fix the number of directors at ten.

        The governance agreement further provides that as long as Novartis continues to own at least 40% of Chiron's outstanding capital stock, the Nominating and Corporate Governance Committee will be comprised of three independent directors and two investor directors; and if Novartis' percentage interest of Chiron's outstanding capital stock is less than 40%, the committee will be comprised of three independent directors and one investor director. A majority of the independent directors designate the independent directors who serve on the Nominating and Corporate Governance Committee, and a majority of the investor directors designate the investor directors who serve on the committee. A quorum of the Nominating and Corporate Governance Committee required for any action requires the attendance of at least two independent directors and both investor director members. The Nominating and Corporate Governance Committee acts by majority vote of the entire committee; provided, however, that as long as Novartis' percentage interest is at least 40%, no action to nominate a director may be taken by the committee that is opposed by both of the investor directors. Beginning in the year 2006, as long as Novartis owns at least 49% of Chiron's outstanding capital stock, the investor directors of the committee will have the deciding vote with respect to nomination of any directors, meaning the vote of the two investor directors will control over the vote of the independent directors.

        Measurement Standards.    The governance agreement further provides that the board will set and approve measurement standards to evaluate Chiron's performance for each fiscal year. If the applicable measurement standards are not met for any fiscal year, the governance agreement provides that a committee comprised of the three investor directors, three independent directors and one management director, called the Strategic Planning Committee, will be created. The purpose of the committee will be to prepare and recommend to the board a remedial plan intended to restore Chiron to compliance with the measurement standards. In addition, until the measurement standards are met for a subsequent full fiscal year, a majority of the board, which majority must include a majority of all the investor directors and a majority of all the independent directors, is required to approve any such remedial plan and the Chiron operating plan and budget, and to set executive officer compensation. If Chiron does not meet the measurement standards for two consecutive fiscal years, (1) the Strategic Planning Committee is empowered by the board (until the applicable measurement standards are met for a full fiscal year) to set the compensation and terminate the employment of Chiron's executive officers and (2) a majority of the board, which majority must include a majority of all the investor directors and a majority of all the independent directors, is required to approve certain additional matters, including the hiring of new executive officers, the issuance of new equity securities, the incurrence of indebtedness other than in the ordinary course and the initiation of material acquisitions. Until 2004, Chiron had met the applicable measurement standards each year since 1995. Chiron did not meet the 2004 measurement standards as a result of the suspension in 2004 of Chiron's license to manufacture FLUVIRIN vaccine and Chiron's failure to release any FLUVIRIN vaccine for the 2004-2005 influenza season. While the board has taken steps consistent with the role of the Strategic Planning Committee, directing the preparation of and approving a remedial plan to bring Chiron back to compliance with applicable measurement standards, the board has not established a Strategic Planning Committee at this time.

  The Investment Agreement

        Bank Debt Guarantee.    Under the terms of the investment agreement, Novartis agreed to guarantee certain Chiron obligations under revolving credit facilities through January 1, 2008, the date on which the guarantee will expire. The principal amount of indebtedness under the guaranteed credit facilities outstanding at any one time may not exceed a specified cap. That cap is $402.5 million. The cap may be increased or decreased in certain circumstances that are described in the investment agreement, as amended. In November 1996, Chiron and Novartis agreed that Chiron could increase the maximum borrowing amount under the guaranteed credit facilities by up to $300.0 million, for a maximum borrowing amount under the cap of $702.5 million. In exchange for this increase, the amount of Chiron's common stock required to be purchased by a Novartis affiliate, at Chiron's request, as described below under "Subscription Agreement," would be reduced by an equal amount. As a result of the exercise of our subscription right as described under "—Conduct of Business of Chiron if the Merger is not Completed," the maximum amount Novartis is required to guarantee pursuant to the terms of the investment agreement has been reduced by $300.0 million, the amount of our common stock Novartis will be required to subscribe for, to $402.5 million. Chiron also agreed to enter into a separate agreement with Novartis for each obligation guaranteed by Novartis under which Chiron agrees to reimburse Novartis for any payments made or out-of-pocket expenses incurred by Novartis in connection with the guarantee (each, a reimbursement agreement). Chiron's obligations under the reimbursement agreements are, at the request of Novartis, to be fully secured by collateral (which means guaranteed by assets pledged by Chiron) acceptable to Novartis. In 2004, Novartis guaranteed $100.0 million under a U.S. credit facility for Chiron's benefit for which there were no borrowings outstanding at September 30, 2005 and $173.3 million of Chiron's lease commitments. There remains $129.2 million of the guarantee available following the exercise of our subscription right.

        Also under the terms of the investment agreement, Chiron granted to individuals who on November 20, 1994 held options under Chiron's stock option plan the right to receive cash payments from Novartis upon surrender for cancellation of such options. The right to receive the payment vests as the underlying options vest. Once vested, the right is exercisable at any time the option is outstanding. For options that vested after 1995, the optionee must surrender the underlying options to receive the payment. In 2004, 2003 and 2002, Novartis made no payments to eligible option holders in connection with the surrender for cancellation of such options.

  The Limited Liability Company Agreement (also known as the "R&D Funding Agreement")

        The investment agreement also provided that Novartis would make certain research funding available to Chiron. Novartis' commitment was memorialized in the limited liability company agreement entered into between Chiron and Novartis Corporation, in December 1995, or the R&D funding agreement. The R&D funding agreement provided that Novartis would purchase interests in a limited liability company as a means of providing this funding. In December 2000, this agreement was amended to provide that, through December 31, 2001, at Chiron's request, Novartis would fund up to 100% of the development costs incurred between January 1, 1995 and December 31, 2000 on these projects. The amount of funding that Novartis was obligated to provide was subject to an aggregate limit of $265.0 million. Novartis funded $265.0 million over the term of this agreement. Although Novartis' agreement to purchase interests expired on December 31, 2001, there are certain royalty and co-promotion rights that remain.

        Under the R&D funding agreement, Novartis funded certain research and development projects (known as the "Funded Projects"). The Funded Projects included certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII gene therapy ("Factor VIII") and Herpes Simplex Virus-thymidine kinase ("HSV-tk"). In exchange for providing the funding, Novartis has certain rights, as described below, in certain adult and pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk known as the "Products."

        In consideration of the funding provided by Novartis under the R&D funding agreement, Novartis Corporation receives royalties on worldwide sales from the Products, if any, which Chiron successfully develops. Novartis also has co-promotional rights, in countries other than in North America and Europe, for certain adult vaccines. Under the R&D funding agreement, Chiron is obligated to pay royalties on the designated Products for a minimum of ten years from the later of October 1, 2001 or the date of the first commercial sale of individual Products covered by the amended R&D funding agreement. For the years ended December 31, 2004, 2003 and 2002, Chiron recorded royalties to Novartis of $0.6 million, $2.4 million and $2.3 million, respectively, which we recorded in "Cost of sales" in the Consolidated Statement of Operations.

  The Cooperation and Collaboration Agreement

        Chiron also agreed to work with Novartis to collaborate in research and development, marketing and manufacturing, and to give each party access to the other party's technology and reciprocal "most-favored nation" rights for certain licenses. The agreement provides a means by which Chiron or Novartis may specifically propose to collaborate with the other party in an area of research and development, yet retain a 90-day right of first negotiation with respect to that area. Neither Chiron nor Novartis has the right to enter into any material research and development collaboration related to Chiron's strategic mission with any third party if it is anticipated that the third party's only contribution to the collaboration will be funding, unless Chiron or Novartis has first offered to the other party an opportunity to collaborate on the same terms as offered by that third party. The restrictions do not apply to collaborations that are not funded commercially, such as grants, or financing arrangements with third parties where the third party receives a return on the financed amount. Also, under the cooperation and collaboration agreement, Novartis and Chiron have: (1) a reciprocal right of first refusal to market certain products developed by the other party or which the other party has the right to market, and (2) a reciprocal right of first negotiation to manufacture certain products developed by the other party or which the other party has the right to manufacture.

  Market Price Option Agreement

        Under this agreement, Chiron granted to an affiliate of Novartis an option to purchase newly issued shares of equity securities directly from Chiron at fair market value. Under the terms of this agreement, known as the market price option agreement, Novartis has the right to purchase from Chiron shares of newly issued common stock in an amount which, when added to other shares held directly or indirectly by Novartis, would increase Novartis' aggregate ownership up to 55% of Chiron's then outstanding common stock. Novartis may exercise this option at any time. Novartis also may exercise the option repeatedly, with a minimum purchase equal to $1.0 million each time. Novartis may not exercise the option if it owns shares representing less than 30% of the aggregate number of votes entitled to be voted at an election of directors of Chiron. In addition, one of the following "exercise conditions" must be satisfied: (i) Novartis is restricted by law from purchasing equity securities from any person other than Chiron (including any restriction resulting from Novartis' possession of non-public material information concerning Chiron); (ii) there is insufficient liquidity in the open market to permit Novartis to purchase the number of shares it desires, either within the time period it desires or without unduly affecting the price of the shares; or (iii) Novartis' ownership interest in Chiron at that time is below 50% and it wishes (and is permitted under then applicable standstill provisions of the governance agreement) to increase its ownership interest to above 50% (although if this is the only exercise condition that is satisfied, Novartis is not permitted to purchase shares that would increase its ownership interest above 51%).

  Subscription Agreement

        Under a subscription agreement with Novartis, Chiron has the right to require Novartis to purchase common stock directly from Chiron at fair market value, up to a maximum initial subscription amount of $500 million. The subscription amount will be reduced in certain circumstances, as described in the subscription agreement, and is also subject to reduction by the amount of any increase if the amount Novartis is required to guarantee under the investment agreement is increased above

$402.5 million. In November 1996, Chiron and Novartis agreed that Chiron could increase the maximum borrowing amount under the guaranteed credit facilities by up to $300.0 million, as discussed under "Bank Debt Guarantee" above. As a result, if the bank debt guarantee is increased by $300.0 million, the maximum subscription amount would be decreased to $200.0 million. However, as described below, Chiron has exercised its right to require Novartis purchase shares of Chiron common stock valued at $300 million. Novartis' obligation to purchase the shares is subject to the satisfaction of certain closing conditions described in the subscription agreement. The subscription agreement expires in January 2006. Not including any shares to be purchased pursuant to Chiron's exercise of its subscription right, Novartis has not purchased any securities from Chiron (including the 2.75% Convertible Debentures issued in June 2004, the 1.625% Convertible Debentures issued in July 2003 and the Liquid Yield Option Notes issued in June 2001) pursuant to the market price option agreement or the subscription agreement.

        On October 30, 2005, Chiron gave notice to Novartis that it was exercising its right under the subscription agreement to require Novartis (or its affiliate) to purchase shares of Chiron common stock for an aggregate purchase price of $300 million at $43.50 per share (equivalent to 6,896,552 shares). The issuance and purchase of shares pursuant to Chiron's exercise of its subscription right is subject to regulatory approvals and will close one day following the receipt of all necessary regulatory approvals. That closing is not otherwise dependent on or related to the consummation of the merger and will not require any stockholder approvals.

        Except as set forth herein, none of Novartis AG, Novartis Corporation, or Novartis Biotech nor, to the knowledge of Novartis AG, Novartis Corporation, or Novartis Biotech, any of the directors or executive officers of such entities has any contract, arrangement, understanding or relationship with any other person with respect to the shares of Chiron common stock (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any shares of Chiron common stock, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Except as set forth herein, during the past two years, none of Novartis AG, Novartis Corporation, or Novartis Biotech, their subsidiaries, or their controlling persons, nor, to the knowledge of each of Novartis AG, Novartis Corporation, and Novartis Biotech, any of the directors or executive officers of such entities, has had any business relationship or entered into any transaction with Chiron or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the merger. Except as described in this section "—Transactions and Relationships Between Novartis and Chiron" or in "Stock Ownership of Management and Certain Beneficial Owners," none of Novartis AG, Novartis Corporation, or Novartis Biotech, to the knowledge of Novartis AG, Novartis Corporation or Novartis Biotech, the directors or executive officers of such entities, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has a right to acquire any securities of the Chiron.

Transactions in Chiron Stock

        Except as disclosed in this proxy statement, none of Novartis AG, Novartis Corporation, Novartis Biotech have purchased any shares of Chiron common stock in the last two years. Except as disclosed in this proxy statement, none of Novartis, Novartis Corporation, Novartis Biotech or their respective executive officers and directors or the executive officers and directors of Chiron have engaged in any transactions in Chiron common stock within 60 days of the date of this proxy statement. The following sets forth certain information concerning purchases by Chiron common stock by Chiron during the second and third quarters of 2004 (Chiron had no stock repurchases in the first or fourth quarters of 2004 or in 2005):

Period	Number of Shares	Average Price Per Share	Range of Prices Paid Per Share
	(in millions)
Third Quarter 2004	1.4	$44.56	$42.60 - 46.63
Second Quarter 2004	1.5	43.95	42.33 - 45.43

Certain Federal Income Tax Considerations

        The exchange of Chiron common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who receives cash as a result of the merger will generally recognize gain or loss equal to the difference between the adjusted basis of the shares exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and will be long term capital gain or loss if the stockholder has held the shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 15%.

        The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their shares upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the merger, including the application and effect of federal, state, local, foreign or other tax laws.

Litigation

        Between September 1 and September 13, 2005, twelve class action lawsuits were filed by Chiron stockholders against Chiron and members of Chiron's board of directors (together, the "Chiron Defendants"), Novartis and Novartis Corporation (in two of the actions) regarding Novartis' September 1, 2005 offer to acquire the approximately 58% of Chiron shares that Novartis does not already own for $40 per share ("Proposal"). Eight of the suits were filed in the Superior Court of the State of California in Alameda County (the "California Actions") by (i) Ronald Abramoff, Harold Adelson, Beverly McCalla, Joan Weisberg and Davis Jaroslowicz; (ii) Edith Auman; (iii) Joseph Fisher, MD, P.C. New Profit Sharing Trust, Trustee Joseph Fisher MD; (iv) William Lattarulo; (v) Steven Rosenberg and The Harold Grill IRA; (vi) Tracie Scotto; (vii) Albert Stein; and (viii) William Steiner (the "California Plaintiffs"). The remaining four suits were filed in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Actions") by (ix) Judy Longcore; (x) Paulena Partners L.L.C.; (xi) Sylvia Pien; and (xii) the Thomas Stone Irrevocable Trust (the "Delaware Plaintiffs"). The California Actions together with the Delaware Actions are collectively referred to below as the "Actions" or the "Litigation."

        The California Actions claim that the Chiron Defendants and Novartis breached their fiduciary duties in connection with the Proposal because the Proposal seeks to cash out Chiron's stockholders, other than Novartis, for "grossly inadequate consideration." The California Actions further allege that rather than seeking to obtain the highest price reasonably available, the Chiron Defendants breached their duties of care, loyalty and good faith. Among other things, Plaintiffs allege that the Chiron Defendants engaged in self dealing and failed to act independently of Novartis by participating in a "flawed process" that was designed to ensure the sale of Chiron to Novartis on terms tailored to meet

Novartis' "specific needs." Plaintiffs allege that the $40 price proposed by Novartis does not reflect "realizable value from growth" and that Chiron stockholders are being denied their "fair portion of the value of Chiron's assets and businesses." At least one of the California Actions also alleges that the governance agreement dated November 20, 1994 entered into by Chiron and Novartis (as successor to Ciba-Geigy) contains provisions that impose "improper limitations" on Chiron's board "which preclude the Board from maximizing shareholder value." In their prayers for relief, the California Plaintiffs seek: (i) to enjoin Chiron from consummating a transaction with Novartis; (ii) a declaration that the "agreement" between Novartis and Chiron is unenforceable and constitutes a breach by the Chiron Defendants and Novartis of their fiduciary duties; (iii) invalidation of provisions of the governance agreement including Section 4.01(d) (the "Arbitration Provision") and Section 2.04 (the "Veto Provision"); (iv) the imposition of a constructive trust for benefits improperly received by the Chiron Defendants and Novartis as a result of their wrongful conduct; and (v) an award of damages, reasonable attorneys' fees and costs.

        The Delaware Actions also challenge the consideration offered Chiron's stockholders by the Novartis Proposal as "unfair and inadequate" because the $40 price does not reflect "the intrinsic value of Chiron's common stock…and the Company's prospects for future growth and earnings." The Delaware Plaintiffs also allege that Novartis "timed its offer to take advantage of the decline in market price of Chiron's stock" and that Novartis has superior access to information about Chiron's future prospects as compared to Chiron's other stockholders. The Delaware Plaintiffs further allege that Novartis "dominates and controls" Chiron's board and that the Chiron Defendants and Novartis have breached their fiduciary duties of care and loyalty. As in one of the California Actions, two of the complaints filed by the Delaware Plaintiffs challenge the governance agreement. In particular, these Delaware Plaintiffs challenge the Arbitration Provision and the Veto Provision as illegally supplanting "the Board's exclusive authority to govern the business and affairs" of Chiron under the Delaware General Corporate Law (the "DGCL"), including Sections 141 and 251 of the DGCL. In their prayers for relief, the Delaware Plaintiffs seek to (i) preliminarily and permanently enjoin the proposed transaction; (ii) rescind any transaction or be granted rescissory damages if a transaction is consummated prior to the Court's entry of a final judgment; and (iii) invalidate certain provision of the governance agreement, including the Arbitration and Veto Provisions. The Delaware Plaintiffs also seek an award of reasonable costs and attorneys' fees.

        The eight California Actions have been consolidated, as have the four Delaware Actions. The Chiron Defendants have moved to dismiss two of the Delaware Actions and the plaintiffs in those actions have moved for a declaratory judgment.

        In the event a majority of the Chiron shares not owned by Novartis and its subsidiaries are voted in favor of the merger proposal, the Chiron Defendants intend to rely upon that vote in defense of the claims asserted in the Litigation. Specifically, the Chiron Defendants intend to argue, among other things, that a vote in favor of the merger proposal by a majority of Chiron's stockholders (excluding the shares owned by Novartis and its subsidiaries) constitutes a ratification and/or acceptance of the conduct and actions challenged in the Litigation and that any stockholder who chooses to accept the offer has thereby waived and relinquished the right to pursue any of the claims that have been or could have been asserted in the Litigation. The Chiron Defendants further intend to argue that such ratification, acceptance and waiver constitutes a complete defense to the claims asserted in the Litigation or otherwise operates to protect the Chiron Defendants from liability or increase the plaintiffs' burdens of proof. The Chiron Defendants will also argue that any holder of Chiron shares who voted in favor of the merger proposal has consented or acquiesced in the transaction and cannot attack it or participate as a class member in any of the Actions or any inter-filed lawsuit seeking damages relating to or arising out of the transaction.

Regulatory Approvals

        As a condition to the merger, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requires us and Novartis to observe the Hart-Scott-Rodino Act's notification and waiting period. The Hart-Scott-Rodino Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. On November 14, 2005, we and Novartis filed the Notification and Report Forms with the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or Antitrust Division, for review in connection with the merger. As a result, the initial 30-day waiting period will expire on December 14, 2005, unless the parties receive a request for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with the request, unless earlier terminated.

        In addition, closing will require antitrust approval from foreign antitrust governmental and regulatory agencies, including from the European Commission pursuant to Council Regulation (EC) NO. 139/2004 (the "Regulation"). The European Commission must review the combination to determine whether or not it is compatible with the common market and, accordingly, decide whether or not to permit it to proceed. A merger or acquisition which does not significantly impede effective competition in all or a substantial part of the European Union, in particular, by creating or strengthening a dominant position, shall be declared compatible with the common market, and must be allowed to proceed. If, following a preliminary Phase I investigation, which can last up to thirty-five working days from formal filing of the notification of the combination, the European Commission considers that it needs to examine the combination more closely because it raises serious doubts as to its compatibility with the common market, it must initiate further Phase II investigation procedures. If it initiates a Phase II investigation, the European Commission must issue a final decision as to whether or not the combination is compatible with the common market no later than up to one hundred and twenty-five working days after the initiation of the Phase II investigation. Novartis made initial contact with the European Commission on November 7, 2005.

        On November 23, 2005, Novartis filed a notification of the combination with the antitrust authorities in Brazil. Novartis and Chiron are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions.

        Chiron and Novartis have not yet obtained any of the governmental or regulatory clearances required to complete the merger. Chiron and Novartis believe that they will receive such clearances, but there can be no assurance as to what the outcome of any investigation will be or whether a challenge to the proposed combination will be made by any governmental authority or, if such a challenge is made, what the result will be.

        In addition, the provisions of Exon-Florio under the Omnibus Trade and Competitiveness Act of 1988 empower the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. person by a non-U.S. person if the President finds, after investigation, credible evidence that the non-U.S. person might take action that threatens to impair the national security of the U.S. and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security of the U.S. Any determination that an investigation is called for must be made within 30 days of notice of the proposed transaction. If such a determination is made, any investigation must be completed within 45 days of the determination and any decision to take action must be announced within 15 days of completion of the investigation. While there is no requirement under Exon-Florio that any "waiting period" expire before the merger can close, the merger agreement does require, as a condition to Novartis' obligation to close, that the U.S. government has completed its national security review and, if necessary, investigation under Exon-Florio and concluded that no adverse action with respect to the merger is warranted.

        With the exception of possible additional approvals or clearances from foreign competition authorities, Chiron does not believe that any other material regulatory approvals, filings or notices are required by Chiron in connection with the merger, other than filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Source and Amount of Funds; Financing for the Merger

        Consummation of the merger is not subject to any financing conditions. Novartis and its direct and indirect subsidiaries have and will have, as of the closing of the merger, available cash or other liquid assets to finance the purchase. Novartis and its direct and indirect subsidiaries will contribute or otherwise advance a sufficient amount of funds to Novartis Corporation and Novartis Biotech to consummate the merger. Novartis Corporation and Novartis Biotech will need approximately $5.1 billion to acquire all of Chiron's outstanding shares of Chiron common stock and to cash out outstanding stock options, restricted stock units and restricted share rights in the merger and to pay related fees and expenses.

Fees and Expenses

        All fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring them, except that fees and expenses related to printing, filing and mailing this proxy statement and the Schedule 13E-3 will be shared equally by Novartis and us. Estimated fees and expenses expected to be incurred by us in connection with the merger are as follows (dollars in thousands):

SEC filing fees	$603
Financial advisors' fees and expenses	20,650
Legal fees and expenses	9,800
Accounting fees	15
Printing, proxy solicitation and mailing costs	500
Payment agent fees	50
Miscellaneous	250
Total	$31,868

APPRAISAL RIGHTS

        Under Section 262 of the Delaware General Corporation Law, or the DGCL, any holder of our common stock who does not wish to accept the $45.00 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger is approved by the holders of the requisite number of shares of Chiron common stock, you are entitled to exercise appraisal rights and obtain payment of the "fair value" for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

        Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex D.

        In order to effectively exercise your appraisal rights, you must satisfy each of the following primary requirements:

  •
  You must hold shares in Chiron as of the date you make your demand for appraisal rights and continue to hold shares in Chiron through the effective time of the merger.

  •
  You must deliver to Chiron a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting.

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  You must not have voted in favor of adoption of the merger agreement.

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  You must file a petition in the Delaware Court of Chancery, or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

        If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

        Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        The address for purposes of making an appraisal demand is:

    Corporate Secretary
    Chiron Corporation
    4560 Horton Street
    Emeryville, California 94608

        Only a holder of record of shares of Chiron common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Chiron common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of Chiron common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Chiron common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of Chiron common stock are expressly mentioned, the demand will be presumed to cover all shares of Chiron common stock held in the name of such record holder.

        A demand for the appraisal of shares of Chiron common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

        An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with the approval of Chiron. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $45.00 cash payment per share referred to above, without interest.

        If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Under the merger agreement, we have agreed to give Novartis prompt notice of any demands for appraisal that we receive and any withdrawals of those demands. Novartis will have the opportunity to direct all negotiations and proceedings with respect to those demands. We will not, except with the prior written consent of Novartis, settle, offer to settle or make any payment with respect to any demands for appraisal.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time, may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

        If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.

        After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

        In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered.

        Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $45.00 merger consideration. In any appraisal proceeding, Novartis AG intends to take the position that the fair value of the shares of Chiron common stock is less than $45.00 per share.

        The Delaware courts may also, on application (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

        No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

        From and after the effective time of the merger, former holders of Chiron common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

        The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the text of Section 262 of the DGCL which is set forth in its entirety in Annex D hereto. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

THE MERGER AGREEMENT

        The following is a summary of certain provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement. This summary is not a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the full text of the merger agreement which is included as Annex A to this proxy statement.

The Merger

        The merger agreement provides for the merger of Novartis Biotech Partnership, Inc., an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation (which is referred to as "Novartis Biotech"), with and into Chiron, following which Chiron will become an indirect subsidiary of Novartis Corporation and an indirect wholly owned subsidiary of Novartis AG, and Novartis Biotech's separate corporate identity will end. After the merger, Chiron is sometimes referred to as the "surviving corporation."

        Unless otherwise agreed in writing between the parties, the closing of the merger will take place on the third business day following the satisfaction or waiver of the conditions set forth in the merger agreement, other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions.

        The effective time of the merger will occur when the certificate of merger is duly filed with the Delaware Secretary of State. Chiron anticipates that this filing will be made as soon as practicable following the approval by Chiron stockholders of the merger agreement and the satisfaction or waiver of the other conditions as set forth in the merger agreement and summarized below.

        Novartis AG has agreed to guarantee the obligations required to be performed by Novartis Corporation and Novartis Biotech under the merger agreement.

Effect of the Merger on Common Stock

        Upon completion of the merger, each share of Chiron common stock, other than "excluded shares" described below, will be converted into the right to receive $45.00 in cash, without interest, which represents the merger consideration. At the completion of the merger, all shares of Chiron common stock will no longer be outstanding and will be cancelled and retired and will cease to exist, and each certificate formerly representing the shares, other than those listed below, will thereafter represent only the right to receive the merger consideration.

        The shares of Chiron common stock that will not be converted into the merger consideration (which are referred to as "excluded shares") are:

  •
  shares that are owned by Novartis AG or any subsidiary of Novartis AG, which are not held on behalf of third parties;

  •
  shares owned by Chiron or any subsidiary of Chiron, which are not held on behalf of third parties; and

  •
  shares that are owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (which are referred to as "dissenting shares").

        Each excluded share will by virtue of the merger cease to be outstanding, and will be cancelled and retired without payment of any consideration, and each dissenting share will only represent the right to receive the payment provided by Section 262 of the DGCL.

Treatment of Options and Share Rights

        Immediately before the effective time of the merger, each option to purchase shares of Chiron common stock shall become vested, if not already vested, and shall be converted into the right to receive an amount in cash equal to the merger consideration multiplied by the number of Chiron shares subject to such option. Immediately following such conversion, each option shall be cancelled and Novartis Corporation will pay or cause the surviving corporation to pay each holder of any such option a cash payment in an amount equal to the product of (A) the excess, if any, of the merger consideration over the exercise price per share of Chiron common stock subject to such option and (B) the number of shares of Chiron's common stock subject to such option, less any applicable withholding tax.

        Immediately before the effective time of the merger, each outstanding restricted stock unit or restricted share right shall become vested and shall be converted into the right to receive an amount in cash equal to the merger consideration multiplied by the number of Chiron shares subject to such restricted stock unit or restricted share right, subject to any deferral election in effect immediately prior to the effective time made by the holder under Chiron's deferred compensation plans, less applicable taxes, if any, required to be withheld with respect to such payment.

Directors and Officers

        From and after the effective time of the merger until successors are duly elected or appointed and qualified in accordance with applicable law, (1) the directors of Novartis Biotech at the effective time of the merger shall be the directors of the surviving corporation, and (2) the officers of Chiron at the effective time shall be the officers of the surviving corporation.

Representations and Warranties

        In the merger agreement, each party makes a number of customary representations and warranties as to, among other things, organization and good standing, corporate authority, and governmental approvals and third party consents.

        Chiron also makes additional customary representations and warranties to Novartis Corporation and Novartis Biotech, including with respect to capitalization; compliance with laws; no default; SEC reports and financial statements; no undisclosed material liabilities; litigation; material contracts; absence of material adverse effect since September 30, 2005; employee benefit plans; intellectual property; taxes; anti-takeover statutes and charter provisions; fairness opinions; and no brokers.

        Novartis Corporation and Novartis Biotech have also represented that they have funds available sufficient to pay the merger consideration.

        Many of Chiron's representations and warranties are qualified by the absence of a material adverse effect, which, for purposes of the merger agreement, means a material adverse effect on the business, financial condition or results of operations of Chiron and its subsidiaries, taken as a whole, other than (1) any change, development, circumstance, event, or occurrence generally affecting the industries in which Chiron operates, except to the extent Chiron is affected in a disproportionate manner as compared to other similar companies in the industries in which it operates, (2) any change in general economic or political conditions, (3) any change in law or GAAP or interpretations thereof, (4) the direct impact of the announcement or performance of the merger agreement and the transactions contemplated by the merger agreement (including the direct impact of the merger agreement on relationships with employees, customers, suppliers and distributors), (5) any change, development, circumstance, event or occurrence relating to the revenues to be derived from sales of FLUVIRIN for the 2005-2006 influenza season, or (6) any change, development, circumstance, event or occurrence relating to the research and development relating to Tifacogin. This means that even if a particular representation or warranty is not true and accurate as of the applicable measurement date, unless the failure to be true and accurate results in a material adverse effect, such failure will not result in a breach of the merger agreement.

        In addition, several of Chiron's representations and warranties are qualified as to the knowledge of a limited number of members of its senior management, which means that even if a particular representation is not true and accurate, unless certain members of its senior management knew of such failure to be true and accurate, such failure will not result in a breach of the merger agreement.

        The representations and warranties in the merger agreement do not survive the effective time of the merger.

Conduct of Business Pending the Merger

        From the date of the merger agreement to the closing date, Chiron must conduct its business in the ordinary course, and use commercially reasonable efforts to preserve intact its business organization, maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its present key employees and agents.

        In addition, Chiron has agreed, during the same period, not to take any of the following actions without Novartis Corporation's prior consent (which shall not be unreasonably withheld or delayed):

  •
  adopt or propose any change in its or any of its subsidiaries' certificate of incorporation or by-laws (or similar governing document);

  •
  merge or consolidate Chiron or its subsidiaries with any other entity, except for transactions among wholly-owned subsidiaries;

  •
  acquire assets outside of the ordinary course of business from any entity with a purchase price in the aggregate in excess of $2,000,000 individually, other than acquisitions pursuant to any contract in effect as of the date of the merger agreement and described in or filed as an exhibit to the company SEC filings filed prior to the date of the merger agreement;

  •
  other than in the ordinary course of business consistent with past practice or pursuant to contracts in effect as of the date of the merger agreement, and other than the issuance of shares of common stock pursuant to the exercise of Chiron's subscription rights, upon the exercise of outstanding options, pursuant to other equity-based awards granted under other Chiron equity-based compensation plans or pursuant to the terms of Chiron's convertible debt, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of Chiron or any of its subsidiaries' capital stock, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

  •
  make any loan, advance or capital contribution to or investment in any entity other than a wholly owned subsidiary outside the ordinary course of business (other than loans to employees not to exceed, in the aggregate, $2,500,000 in principal amount);

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Chiron's or its subsidiaries' capital stock (other than distributions by wholly-owned subsidiaries to Chiron or its other wholly-owned subsidiaries and certain periodic distributions in the ordinary course of business);

  •
  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Chiron's or its subsidiaries' capital stock or securities convertible or exchangeable into or exercisable for any shares of such capital stock;

  •
  incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another entity, except for unsecured indebtedness for borrowed money incurred in the ordinary course of business repayable within 180 days without penalty, except Chiron may amend, extend, renew, replace or refinance its existing revolving line of credit;

  •
  make or authorize any capital expenditure, except for the period from October 30, 2005 through December 31, 2005, Chiron may make any commitment totaling $5 million or less and may make aggregate expenditures of $35 million, and for fiscal year 2006, Chiron may make commitments for capital expenditures pursuant to a budget approved by Chiron's board at a meeting duly noticed in accordance with Chiron's bylaws;

  •
  enter into any material contract, other than for the sale of products in the ordinary course of business;

  •
  amend, modify, terminate or waive any material right under any material contract, other than in the ordinary course of business;

  •
  make any significant changes with respect to accounting policies or practices, except as required by changes in GAAP or by law;

  •
  subject to certain exceptions, settle any litigation or other proceedings before or threatened to be brought before a governmental entity or arbitral proceeding for an amount payable by or on behalf us in excess of $2,500,000 or which would be reasonably likely to have any adverse impact on Chiron's operations or on any current or future litigation or other proceeding;

  •
  make any material tax election or take any material position on any material tax return or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods;

  •
  sell, lease, license or otherwise dispose of any of Chiron's or its subsidiaries' assets except for sales of products in the ordinary course of business or sale of assets, in amounts not exceeding $5,000,000 in the aggregate, or certain licenses of intellectual property in the ordinary course of business;

  •
  subject to certain exceptions, enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any of Chiron's or its subsidiaries' employees, consultants, or directors, (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from Chiron or any of its subsidiaries), or hire any employee to fill a position at the level of executive officer, or vice president or above who reports directly to an executive committee member, or adopt or amend any benefits plan, other than in the ordinary course of business consistent with past practice;

  •
  engage a new line of business; or

  •
  agree or commit to do any of the foregoing.

        Under the merger agreement, Novartis Corporation will be deemed to have consented to any action proposed to be taken by Chiron if Novartis Corporation does not withhold its consent, which may not be unreasonably withheld or delayed, for such action within five business days of receiving a request from Chiron to take such action.

Actions to be Taken to Complete the Merger

        In the merger agreement, Chiron and Novartis Corporation each agreed to use their respective commercially reasonable efforts to take all necessary action to complete the merger, including preparing all filings and sharing information with each other in order to file all necessary documents with third parties and governmental entities.

        In particular, to obtain antitrust approval, Novartis Corporation will be required, among other things, to sell, license or dispose of assets or businesses of Chiron other than any sales that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Chiron.

        Chiron agreed to convene a stockholders meeting promptly after the SEC's review of this proxy statement, in order for Chiron's stockholders to consider and vote upon the adoption of the merger agreement. Chiron also agreed that its board would recommend that its stockholders vote in favor of adoption of the merger agreement. However, Chiron's board may change its recommendation if the board, based on the recommendation of the independent directors, determines in good faith, after receiving the advice of outside counsel, that making the recommendation would no longer be consistent with its fiduciary duties to Chiron's stockholders. In any event, Chiron must submit the merger agreement to a stockholder vote even if the board changes its recommendation.

        Chiron and Novartis Corporation each agreed to keep the other apprised of the status of matters relating to completion of the merger, including promptly furnishing the other with copies of notice or other communications received by them from any third party or governmental entity with respect to the merger. Chiron agreed to promptly give notice to Novartis Corporation of any change that is reasonably likely to result in a material adverse effect to Chiron.

        Subject to applicable laws relating to information sharing, Chiron has agreed to provide Novartis Corporation and its representatives with reasonable access to its properties and records prior to the completion of the merger, and to furnish Novartis Corporation and its representatives all information concerning its business that Novartis Corporation may reasonably request.

        Chiron and Novartis Corporation agreed to consult with each other prior to making any public announcements with respect to the merger, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, and prior to making any filings with any third party or any governmental entity with respect to the merger.

No Solicitation of Acquisition Proposals

        In the merger agreement, Chiron agrees that neither it, its subsidiaries, nor its or their respective officers, directors, or representatives will solicit or encourage an acquisition proposal or negotiate with or provide any confidential information or data to a third party with respect to an acquisition proposal unless its board or its independent directors determine in good faith (after consultation with outside legal counsel) that such action is necessary in order for the directors to comply with their fiduciary duties and (after consultation with financial advisors and counsel) that such acquisition proposal would result in a transaction more favorable to Chiron's stockholders than the merger.

        An "acquisition proposal" is generally defined as any offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Chiron or a purchase of 30% or more of the equity or assets of Chiron and its subsidiaries, taken as a whole.

        If Chiron receives an unsolicited bona fide written acquisition proposal for at least 50% of Chiron's outstanding stock that its board concludes (after consultation with its financial advisor and counsel) in good faith is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, and the person making the proposal and would, if consummated, be more favorable to Chiron stockholders from a financial point of view than the merger with Novartis Corporation, taking into account any change in the proposal proposed by Novartis Corporation, and if Chiron's board concludes in good faith (after consultation with its outside legal counsel) that such action is necessary in order to comply with its fiduciary duties, then Chiron may (1) provide information in response to a request for information by a third party who has made an unsolicited bona fide written acquisition proposal if Chiron receives an executed confidentiality agreement on customary terms; (2) engage in any negotiations or discussions with any third party who has made an unsolicited bona fide written acquisition proposal if Chiron has received an executed confidentiality agreement as described in (1) above; or (3) withdraw, modify or qualify the recommendation to stockholders. Chiron is required to notify Novartis Corporation at least 3 business days prior to taking any action listed under (3) above. In addition, Chiron is required to notify Novartis Corporation within 24 hours of any acquisition proposal, including the material terms of such proposal, and keep Novartis Corporation informed of significant changes in status and terms of such proposal.

Employee Benefits

        Novartis Corporation has agreed that, following the merger until December 31, 2006, it will provide affected employees of Chiron the same base salary, bonus, incentive compensation (other than equity compensation), pension and welfare benefits under employee benefit plans which are no less favorable in the aggregate to those provided to those employees immediately prior to the merger. Novartis Corporation has agreed to provide affected employees value substantially equivalent to Chiron's proposed equity compensation for 2006 if the merger occurs prior to the grant of such equity compensation. Novartis Corporation has agreed that Chiron may provide awards of deferred share rights/units (a "unit") in the discretion of Chiron's Compensation Committee in lieu of equity grants for the 2006 calendar year (provided, that the aggregate amount of such awards shall not exceed $55,000,000). In addition, Novartis Corporation has agreed to honor (1) determinations with respect to bonus payments for the 2005 calendar year (provided, that the aggregate amount of such bonuses shall not exceed $60,000,000) made by Chiron's compensation committee in the ordinary course of business consistent with past practice, to the extent such bonus amounts are based on performance meeting previously set targets, and (2) all salary increases based on merit reviews for the 2006 calendar year made by Chiron in the ordinary course of business consistent with past practice, to the extent not in effect at the time of the merger.

        Novartis Corporation has agreed to give affected employees full credit for prior service with Chiron for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under defined benefit pension plans or for any new program for which credit for prior service is not given to similarly situated employees of Novartis Corporation) under the Novartis Corporation employee benefit plans except to the extent it would result in a duplication of accrual of benefits. In addition, affected employees will be eligible to participate in all the Novartis Corporation employee benefit plans without any waiting time and Novartis Corporation will cause all pre-existing conditions exclusions under such plans to be waived.

        For a period of one year following the merger Novartis Corporation has agreed to honor Chiron's severance plans and agreements in effect at the time of the merger and severance benefits shall be determined without taking into account any reduction in compensation paid to affected employees following the merger.

        An affected employee is an employee of Chiron at the time of the merger; however, except for employees whose primary place of employment is located in the United Kingdom or the United States, certain of the foregoing provisions do not apply in jurisdictions providing statutory severance and benefits.

        See "Special Factors—Interests of Chiron's Directors and Executive Officers in the Merger."

Indemnification of Officers and Directors

        Novartis Corporation and the surviving corporation will indemnify the current directors and officers of Chiron and its subsidiaries to the fullest extent provided by law. In addition, for a period of six years after the closing of the merger, Novartis Corporation will cause the surviving corporation to maintain liability insurance for Chiron's current directors and officers on terms with respect to coverage and amount no less favorable to the directors and officers than those of the current policy, but the surviving corporation will not be required to pay an annual premium amount in excess 250% of the current annual premiums. See "Special Factors—Interests of Chiron's Directors and of Executive Officers in the Merger."

Closing Conditions

        The merger agreement contains the following conditions for both Novartis Corporation and us:

  •
  adoption of the merger agreement by both (i) a majority of the outstanding shares of Chiron's common stock and (ii) a majority of the outstanding shares of Chiron's common stock not owned by Novartis AG and its subsidiaries;

  •
  expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of a decision by the European Commission declaring that the merger is compatible with the Common Market, and receipt of other regulatory approvals other than those as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; and

  •
  absence of any law or injunction (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits the completion of the merger.

        The merger agreement contains the following additional conditions to the obligations of Novartis Corporation to close:

  •
  (i) Chiron's representations and warranties relating to capitalization, takeover statutes and charter provisions must be true and accurate in all material respects both as of the date of the merger agreement and on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) and (ii) all Chiron's other representations and warranties must be true and correct both on the date of the merger agreement and the closing date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date); however, the condition in (ii) will be deemed to be satisfied even if any of the applicable representations and warranties are not true and correct, unless the failure to be true and correct (read without regard to any materiality, material adverse effect or similar qualification), individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on Chiron. Novartis Corporation must also receive a certificate signed on behalf of Chiron by its Chief Executive Officer or Chief Financial Officer to the effect this closing condition has been satisfied.

  •
  Chiron must have performed in all material respects all of its agreements and obligations under the merger agreement at or prior to the closing date and Novartis Corporation must also receive a certificate signed on behalf of Chiron by its Chief Executive Officer or Chief Financial Officer to the effect this closing condition has been satisfied.

  •
  no imposition of any term, condition or consequence in connection with any governmental consents that are obtained which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Chiron or on Novartis' ability to operate Chiron's business following the merger except that, for this purpose, material adverse effect includes (1) any effect resulting from the direct impact of the announcement or performance of the merger agreement and the merger and the other transactions contemplated by the merger agreement and (2) any effect on Novartis Corporation, which, if aggregated with any effect on Chiron and its subsidiaries, would be of such magnitude that it would constitute a material adverse effect had it occurred with respect to Chiron and its subsidiaries;

  •
  no material adverse effect on Chiron since the date of the merger agreement; and

  •
  clearance under Section 721 of the Defense Production Act of 1950, also known as Exon-Florio.

        The merger agreement contains the following additional conditions to the obligations of Chiron to close:

  •
  Novartis' and Novartis Biotech's representations and warranties must be true and correct in all material respects both on the date of the merger agreement and on the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) and Chiron must also receive a certificate signed on behalf of each of Novartis Corporation and Novartis Biotech by a senior executive officer of each to the effect that this condition has been satisfied; and

  •
  each of Novartis and Novarits Biotech must have performed in all material respects all of their agreements and obligations required to be performed by them under the merger agreement at or prior to the closing date and Chiron must also receive a certificate signed on behalf of each of Novartis Corporation and Novartis Biotech by a senior executive officer of each to the effect that this condition has been satisfied.

Termination

        The merger agreement may be terminated:

  •
  by mutual agreement of Chiron (with any action by Chiron requiring approval of the independent directors) and Novartis Corporation;

  •
  by either Novartis Corporation or Chiron if the merger has not been consummated within nine months from the date of the merger agreement, which may be extended by either party for an additional three months in order to forestall any action to enjoin the merger or to allow additional time to obtain required regulatory approvals (which date, as may be extended, is referred to as the "termination date"), provided that the right to terminate will not be available to any party that has breached its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the failure of the merger to be consummated;

  •
  by either Novartis Corporation or Chiron, if Chiron stockholders do not adopt the merger agreement at the stockholders meeting;

  •
  by either Novartis Corporation or Chiron if an injunction permanently enjoining the merger becomes final and non-appealable, provided that the right to terminate will not be available to any party that has breached its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the failure of the merger to be consummated;

  •
  by Novartis Corporation if Chiron's board or its independent directors have withdrawn or adversely qualified or modified the recommendation; and

  •
  by either Novartis Corporation or Chiron, if the other has breached any of its representations, warranties, covenants or agreements such that the closing conditions relating to the truth and accuracy of such party's representations, warranties or compliance with agreements and covenants would not be satisfied and the breach is not curable by the termination date.

        In the event of a termination of the merger agreement and the abandonment of the merger, the merger agreement shall become void and of no effect with no liability on the part of any party to the agreement (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives). However, a party may still be liable for damages resulting from any willful or intentional breach of the merger agreement.

Amendment of the Merger Agreement

        Prior to the effective time of the merger, the merger agreement may be amended, modified or supplemented by a written amendment signed by Chiron (approved by the independent directors), Novartis Corporation, Novartis Biotech and Novartis AG and any provisions of the merger agreement may be waived only in writing executed by the party or parties against whom the waiver is asserted (in the case of Chiron, approved by the independent directors).

Expenses

        All costs and expenses will be paid by the party incurring them, with the exception that costs and expenses related to printing, filing and mailing the Schedule 13E-3 and this proxy statement will be shared equally by Novartis Corporation and Chiron. See "Special Factors—Fees and Expenses" on page 33.

STOCK OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

Ownership of Major Stockholders

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of October 31, 2005 by each person known by us to be a beneficial owner of five percent or more of our common stock and based on 188,575,753 shares of Chiron common stock issued and outstanding on October 31, 2005.

Name and Address of Beneficial Owner	Outstanding Number of Shares(1)		Percent of Total Shares
Novartis AG 35 Lichstrasse CH-4002 Basel, Switzerland	86,216,630	(2)	44.1%
Citigroup Inc. 399 Park Avenue New York, New York 10043	24,041,522	(3)	12.7

Ownership of Directors and Executive Officers

        This table shows the amount of Chiron common stock beneficially owned as of October 31, 2005 by: (a) each of the directors, (b) the Chief Executive Officer and the four other most highly compensated officers of Chiron, or named executive officers (other than John A. Lambert, who resigned effective February 28, 2005), and (c) the directors and executive officers of Chiron as a group. "Beneficial ownership" is determined in accordance with the rules of the SEC and generally refers to shares that a director or executive officer has the power to vote, or the power to dispose of, and stock options or share rights that are exercisable currently or become exercisable within 60 days of October 31, 2005. As of October 31, 2005, there were 188,575,753 shares of Chiron common stock issued and outstanding. Unless otherwise indicated, the address of each of the individuals named below is: c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

	Shares Beneficially Owned
Name of Beneficial Owner
	Number(4),(5)	Percent
Directors:
Howard H. Pien(6)	503,630	*
Raymund Breu	65,216	*
Vaughn D. Bryson	77,505	*
Lewis W. Coleman	88,586	*
Pierre E. Douaze	63,939	*
J. Richard Fredericks	48,758	*
Paul L. Herrling	79,137	*
Denise M. O'Leary	51,802	*
Edward E. Penhoet	251,124	*
Pieter J. Strijkert	75,895	*
Named Executive Officer:
Jack Goldstein	247,388	*
David V. Smith	96,196	*
Craig A. Wheeler	404,857	*
Directors and Executive Officers as a Group (21 persons)	2,507,039	1.3%

*
Represents holdings of less than one percent.

(1)
This disclosure is made pursuant to certain rules and regulations promulgated by the SEC and the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. Except as subject to applicable community property laws or indicated by footnote below, the persons named in this table have sole voting and/or investment power with respect to all shares.

(2)
Includes 6,896,552 shares of common stock that Novartis AG or its affiliate will acquire upon the closing of Chiron's exercise of its right under the subscription agreement with Novartis, which will occur one day following the receipt of all necessary regulatory approvals.

(3)
Includes 14,479,964 shares held by Citigroup Global Markets Inc., 14,740,778 shares held by Citigroup Financial Products Inc., and 23,612,857 shares held by Citigroup Global Markets Holdings Inc. Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. jointly filed a Schedule 13G/A with the SEC on February 8, 2005, pursuant to which each of the reporting persons disclosed that the shares shown above include shares held by the other reporting persons.

(4)
These amounts include shares that the persons named in this table have a right to acquire as of October 31, 2005, or within 60 days after that date, through the exercise of stock options, or the vesting of share rights awards, as follows: Dr. Breu, 50,497 shares; Mr. Bryson, 60,294 shares; Mr. Coleman, 64,586 shares; Mr. Douaze, 45,787 shares; Mr. Fredericks, 39,379 shares; Dr. Herrling, 61,777 shares; Ms. O'Leary, 40,901 shares; Dr. Penhoet, 44,767 shares; Dr. Strijkert, 55,115 shares; Mr. Pien, 500,417 shares; Dr. Goldstein, 247,083 shares; Mr. Smith, 93,542 shares; and Mr. Wheeler, 397,816 shares; and all directors and executive officers as a group, 2,132,453 shares.

(5)
These amounts do not include the following number of shares of Chiron's common stock issuable pursuant to share rights awards which may vest more than 60 days after October 31, 2005, to the following persons:

(a)
directors, as follows: Dr. Breu, 0 shares; Mr. Bryson, 0 shares; Mr. Coleman, 0 shares; Mr. Douaze, 0 shares; Mr. Fredericks, 0 shares; Dr. Herrling, 0 shares; Ms. O'Leary, 0 shares; Dr. Penhoet, 0 shares; and Dr. Strijkert, 0 shares.

(b)
certain named executive officers, as follows: Mr. Pien, 25,000 shares; Mr. Goldstein, 50,000 shares; Mr. Smith, 1,650 shares; Mr. Wheeler, 0 shares; and all executive officers as a group, 87,580 shares.

(6)
Mr. Pien is also a named executive officer.

STOCKHOLDER PROPOSALS

        A 2006 annual meeting of stockholders will be held only if the merger agreement is not adopted by our stockholders or the merger is not otherwise completed. Rule 14a-8 promulgated under the Exchange Act requires that we include certain stockholder proposals in our proxy statement for an annual stockholders' meeting if the proposal is submitted prior to the deadline calculated under the rule. If stockholders desire their proposal to be considered for inclusion in our proxy statement relating to the next annual stockholders' meeting (which will be held only if the merger is not completed), we must receive the proposal in a reasonable time before we begin to print our proxy materials. We expect that this reasonable time would not exceed 120 calendar days before the scheduled date of the meeting.

        If a stockholder desires a matter to be considered at an annual meeting and his or her proposal is not submitted for inclusion in our proxy statement by the deadline described above, the matter could still be considered at the meeting if the notice procedures outlined in our bylaws are followed. Information regarding the matter would not, however, be contained in our proxy statement relating to the meeting. Our bylaws provide that only stockholders of record entitled to vote at an annual meeting of stockholders may nominate a person for election to the board of directors or propose other business to be considered by the stockholders at an annual meeting. These stockholders must send us a written notice of the nomination or proposal. Because the date of an annual meeting, if an annual meeting is held, would be more than sixty days after the anniversary date of last year's annual meeting, notice by the stockholder to be timely must be delivered not earlier than the ninetieth day prior to the date of the annual meeting and not later than the later of the sixtieth day prior to the date of the annual meeting or the tenth day after public announcement of the date of the meeting. We have filed our bylaws with, and a copy of these bylaws can be obtained from, the SEC.

        Please address all notices to the Corporate Secretary, Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

SELECTED FINANCIAL INFORMATION

        The following table sets forth summary historical consolidated financial data for Chiron as of and for the nine months ended September 30, 2005 and 2004 and as of and for each of the years ended December 31, 2004 and 2003.

        This data and the comparative per share data set forth below have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Chiron's Annual Report on Form 10-K for the year ended December 31, 2004 and the unaudited consolidated interim financial information contained in Chiron's Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, including the notes thereto. These documents are incorporated by reference in this proxy statement. See "Where You Can Find More Information" on page 54.

	Nine Months Ended September 30,
			Year Ended December 31,
		2004 Restated
	2005		2004	2003
	(unaudited)
	(In thousands, except per share amounts and ratios)
Income Statement Data:
Net sales and other operating revenue	$1,305,726	$1,288,960	$1,723,355	$1,766,361
Total expenses (excluding income taxes)	1,293,009	1,203,065	1,673,550	1,475,288
Income from continuing operations	42,418	77,186	54,063	220,338
Net income	42,418	102,040	78,917	227,313
Ratio of earnings to fixed charges:	2.70X	4.91X	2.88X	9.89X
Balance Sheet Data (at period end):
Current assets	$1,442,122		$1,394,023	$1,257,649
Non-current assets	2,774,684		2,911,480	2,937,520
Current liabilities	459,522		434,444	436,913
Non-current liabilities	1,236,609		1,269,355	1,313,896
Stockholders' equity	2,520,675		2,601,704	2,444,360

Comparative Per Share Data

        The following table sets forth certain historical per share data for Chiron. Basic and diluted earnings per common share and book value per share is presented for the nine months ended September 30, 2005 and 2004 and for each of the years ended December 31, 2004 and 2003.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004 Restated	2004	2003
	(unaudited)
Income from continuing operations per share:
Basic	$0.23	$0.41	$0.29	$1.18
Diluted	$0.22	$0.40	$0.28	$1.15
Net income per share:
Basic	$0.23	$0.54	$0.42	$1.22
Diluted	$0.22	$0.53	$0.41	$1.19
Weighted average common shares outstanding	187,564		187,545	186,835
Weighted average common shares outstanding, plus impact from assumed conversions	189,064		190,202	193,915
Book value per diluted share:	13.33		13.68	12.61

MARKET PRICES AND DIVIDEND INFORMATION

        Our common stock is quoted on the Nasdaq Stock Market, or Nasdaq, under the symbol "CHIR." The following table sets forth for the periods indicated the high and low closing sale prices of our common stock as reported on the Nasdaq:

	High	Low
2003
First Quarter	40.72	34.41
Second Quarter	49.00	37.68
Third Quarter	56.75	43.23
Fourth Quarter	56.98	51.75
2004
First Quarter	56.38	44.01
Second Quarter	48.59	42.25
Third Quarter	48.01	42.38
Fourth Quarter	45.42	30.76
2005
First Quarter	38.63	32.61
Second Quarter	38.25	33.83
Third Quarter	44.34	34.96
Fourth Quarter (through November 22, 2005)	44.35	42.66

        On November 22, 2005 the closing sale price of our common stock as reported on the Nasdaq was $44.35 per share.

        We do not pay any dividends on our common stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying cash dividends to holders of our common stock.

FINANCIAL PROJECTIONS

        We include in this proxy statement the following projections included in Chiron's 10-year business plan because they were provided to the non-Novartis directors, Credit Suisse First Boston and Morgan Stanley. Novartis AG was provided with our 2004 long-term strategic plan. The projections included herein update some of the information contained in the 2004 long-term strategic plan. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither Chiron's independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. None of Chiron, the non-Novartis directors and the board generally, any of the Novartis entities, Credit Suisse First Boston, Morgan Stanley or Chiron's independent auditors assume any responsibility for the reasonableness, completeness, accuracy or reliability of this prospective financial information. The non-Novartis directors and the board generally, Credit Suisse First Boston and Morgan Stanley may have varied some of the assumptions underlying the projections for purposes of their analyses. Furthermore, the projections:

  •
  necessarily make numerous assumptions, many of which are beyond the control of Chiron and may not prove to have been, or may no longer be, accurate;

  •
  except as indicated below, do not necessarily reflect revised prospects for Chiron's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

  •
  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

  •
  should not be regarded as a representation that they will be achieved.

        Chiron's management prepared the 10-year business plan. The projections in the plan do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning Chiron and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing. Chiron believes the assumptions Chiron's management used as a basis for the projections were reasonable at the time the projections were prepared, given the information Chiron's management had at the time.

        The projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and stockholder value of Chiron may materially differ from those expressed in the projections due to factors that are beyond Chiron's ability to control or predict. We cannot assure you that the projections will be realized or that Chiron's future financial results will not materially vary from the projections. We do not intend to update or revise the projections.

        The projections are forward-looking statements. For information on factors which may cause Chiron's future financial results to materially vary, see "Forward-Looking Statements" beginning on page 54.

        The material portions of the projections are set forth below:

	Fiscal Year Ending December 31,
(all dollars in millions, except per share amounts)
	2006	2007	2008	2009	2010
Total revenue	$2,222.2	$2,436.6	$2,675.3	$3,183.9	$3,663.4
% Growth	11.9%	9.6%	9.8%	19.0%	15.1%
Cost of goods sold	833.8	891.9	971.4	1,132.4	1,221.6
% Growth	15.2%	7.0%	8.9%	16.6%	7.9%
Gross profit	1,388.5	1,544.7	1,703.9	2,051.5	2,441.8
% Margin	62.5%	63.4%	63.7%	64.4%	66.7%
Research and development expenses	482.2	503.9	537.7	502.9	514.2
% Margin	21.7%	20.7%	20.1%	15.8%	14.0%
% Growth	11.0%	4.5%	6.7%	-6.5%	2.2%
Sales and marketing expenses	300.8	326.1	395.8	439.4	471.8
% Margin	13.5%	13.4%	14.8%	13.8%	12.9%
% Growth	6.0%	8.4%	21.4%	11.0%	7.4%
General and administrative expenses	202.0	210.5	223.3	244.9	267.2
% Margin	9.1%	8.6%	8.3%	7.7%	7.3%
% Growth	9.7%	4.2%	6.1%	9.7%	9.1%
Other expenses	14.1	14.5	9.6	1.3	0.4
% Growth	40.7%	2.5%	-33.5%	-86.7%	-66.5%
EBITDA(1)	546.8	649.0	701.9	1,048.5	1,367.7
% Margin	24.6%	26.6%	26.2%	32.9%	37.3%
Depreciation	127.2	129.8	136.6	159.7	167.0
Amortization	30.2	29.5	27.8	25.8	12.4
Operating income	389.4	489.7	537.5	863.1	1,188.2
% Margin	17.5%	20.1%	20.1%	27.1%	32.4%
% Growth	25.3%	25.8%	9.7%	60.6%	37.7%
Net other income	29.1	19.6	11.6	10.1	15.7
Minority interest	(3.0)	(3.0)	(3.0)	(3.0)	(3.0)
Pre-tax income	415.5	506.3	546.0	870.1	1,200.9
% Margin	18.7%	20.8%	20.4%	27.3%	32.8%
Income tax expense	(103.9)	(126.6)	(136.5)	(217.5)	(300.2)
Effective tax rate	25.0%	25.0%	25.0%	25.0%	25.0%
Net income	$311.6	$379.8	$409.5	$652.6	$900.7
Shares outstanding	197.5	198.7	199.5	200.4	202.1
Earnings per share	$1.58	$1.91	$2.05	$3.26	$4.46

(1)
EBITDA represents income from operations before interest expenses, taxes, depreciation and amortization. EBITDA is not a substitute for net income. However, Chiron believes that EBITDA provides useful information as part of its evaluation of operating performance.

OTHER MATTERS

        Chiron knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you in this proxy statement, contain certain forward-looking statements. Any statements in this proxy statement or those other documents about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar words or expressions. These forward-looking statements are based on Chiron's current estimates and assumptions and, as such, involve uncertainty and risk.

        Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference, attached to this proxy statement or referred to in this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including Chiron's annual report on Form 10-K for the fiscal year ended December 31, 2004, and quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder or regulatory approvals;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the outcome of the legal proceedings instituted against us and others in connection with the proposed merger;

  •
  the failure of the merger to close for any other reason;

  •
  the amount of the costs, fees, expenses and charges relating to the merger;

  •
  business uncertainty and contractual restrictings during the pendency of the merger;

  •
  adverse regulatory and other developments with respect to our influenza vaccines;

  •
  the outcome of clinical trials;

  •
  regulatory review and approvals;

  •
  the uncertainty of the outcome of research and development activities;

  •
  manufacturing capabilities and difficulties and the complexity of our products;

  •
  competition generally and the increasingly competitive nature of our industry;

  •
  intellectual property protections and defenses;

  •
  litigation;

  •
  stock price and interest rate volatility;

  •
  marketing effectiveness; and

  •
  the severity of the 2005-2006 influenza season.

        We do not undertake an obligation to update the forward-looking information contained in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        Chiron is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC.

        Novartis AG is a foreign private issuer as defined in Exchange Act Rule 3b-4 and is subject to the Exchange Act reporting requirements applicable to foreign private issuers. In accordance therewith, it files periodic reports and other information with the SEC relating to its business, financial condition and other matters.

        You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

        The SEC allows Chiron to "incorporate by reference" information into this proxy statement. This means that Chiron can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Chiron later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Chiron later files with the SEC may update and supersede the information in this proxy statement. Chiron incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Chiron also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

        Filings by Chiron:

  •
  Chiron's Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  Chiron's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

  •
  Chiron's Current Reports on Form 8-K filed with the SEC on January 26, February 14, February 22, February 25, February 28, March 2, March 3, March 8, March 10, March 15, April 27, July 27, September 1, September 6, October 25, October 26, October 31, November 1, and November 3, 2005.

        Chiron undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies of Chiron filings should be directed to Chiron Entertainment Corporation, Chiron Corporation, 4560 Horton Street, Emeryville, California 94608, Attention: Corporate Secretary.

        Document requests from Chiron should be made by                    , 2005 in order to receive them before the special meeting.

        The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Chiron since the date of this proxy statement or that the information herein is correct as of any later date.

        Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Chiron has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                    , 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

        If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Chiron Corporation, 4560 Horton Street, Emeryville, California 94608, Attention: Corporate Secretary. You may call our proxy solicitor Innisfree M&A, Incorporated toll-free at 888-750-5835 (bankers and brokers may call collect at 212-750-5833), or Novartis' proxy solicitor Georgeson Shareholder Communications Inc. toll-free at 877-278-4774 (bankers and brokers may call collect at 212-440-9800).

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
NOVARTIS CORPORATION,

NOVARTIS BIOTECH PARTNERSHIP, INC.,
a subsidiary of Novartis Corporation,

CHIRON CORPORATION
and, for purposes of Section 10.14 only, NOVARTIS AG
Dated as of October 30, 2005

A-i

ARTICLE VI	Representations and Warranties of Novartis and Merger Sub		A-14
	6.1.	Organization, Good Standing and Qualification	A-14
	6.2.	Authority Relative to This Agreement	A-14
	6.3.	Consents and Approvals; No Violations	A-14
	6.4.	Merger Sub	A-14
	6.5.	Financing	A-14
ARTICLE VII	Covenants		A-15
	7.1.	Interim Operations	A-15
	7.2.	Acquisition Proposals	A-17
	7.3.	Stockholder Meeting; Proxy Material; Recommendation	A-18
	7.4.	Commercially Reasonable Efforts; Cooperation	A-19
	7.5.	Access	A-21
	7.6.	Consents	A-21
	7.7.	Public Announcements	A-22
	7.8.	Employee Benefits	A-22
	7.9.	Indemnification; Directors' and Officers' Insurance	A-23
	7.10.	Takeover Statutes	A-24
	7.11.	Retention of Shares; Voting of Shares at Stockholders Meeting	A-24
ARTICLE VIII	Conditions		A-25
	8.1.	Conditions to the Obligations of the Company, Novartis and Merger Sub to Effect the Merger	A-25
	8.2.	Conditions to Obligations of Novartis and Merger Sub	A-25
	8.3.	Conditions to Obligation of the Company	A-26
ARTICLE IX	Termination		A-27
	9.1.	Termination by Mutual Consent	A-27
	9.2.	Termination by Either Novartis or the Company	A-27
	9.3.	Termination by the Company	A-27
	9.4.	Termination by Novartis	A-27
	9.5.	Effect of Termination and Abandonment	A-27
ARTICLE X	Miscellaneous and General		A-28
	10.1.	Non-Survival of Representations and Warranties and Agreements	A-28
	10.2.	Modification or Amendment	A-28
	10.3.	Waiver of Conditions	A-28
	10.4.	Definitions	A-28
	10.5.	Counterparts	A-28
	10.6.	Governing Law and Venue; Waiver of Jury Trial	A-28
	10.7.	Notices	A-29
	10.8.	Entire Agreement	A-30
	10.9.	No Third Party Beneficiaries	A-30
	10.10.	Severability	A-30
	10.11.	Interpretation; Absence of Presumption	A-30
	10.12.	Expenses	A-30
	10.13.	Assignment	A-31
	10.14.	Parent Guarantee	A-31
ANNEX A	Defined Terms		A-33

A-ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 30, 2005, by and among Novartis Corporation, a New York corporation ("Novartis") and an indirect wholly owned subsidiary of Novartis AG, a stock corporation organized under the laws of Switzerland ("Parent"), Novartis Biotech Partnership, Inc., a Delaware corporation and a subsidiary of Novartis ("Merger Sub"), Chiron Corporation, a Delaware corporation (the "Company"), and, for purposes of Section 10.14 only, Parent.

RECITALS

        WHEREAS, as of the date hereof, Parent, together with certain of its direct and indirect Subsidiaries (as defined below), owns 79,320,078 shares of the common stock, par value $0.01 par share, of the Company ("Common Stock");

        WHEREAS, the Independent Directors (as defined in the Governance Agreement, dated as of November 20, 1994, as amended, by and among Parent (as successor in interest to Ciba-Geigy Limited), Novartis, and the Company (the "Governance Agreement")) of the board of directors of the Company (the "Company Board") have recommended to the Company Board that the Company Board adopt this Agreement;

        WHEREAS, the Company Board has duly approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and conditions set forth in this Agreement;

        WHEREAS, the boards of directors of each of Parent, Novartis and Merger Sub have adopted this Agreement;

        WHEREAS, Novartis, as the sole shareholder in Merger Sub, has approved the Merger; and

        WHEREAS, the Company, Parent, Novartis and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Novartis, Merger Sub and the Company agree as follows:

ARTICLE I
The Merger; Closing; Effective Time

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

        1.2.    Closing.    Unless otherwise mutually agreed in writing between Novartis and the Company, the closing for the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 A.M. local time on the third Business Day (the "Closing Date") following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, "Business Day" means any day other than a Saturday, Sunday, Federal holiday or any other day on which banking institutions in New York City are authorized or obligated by Law to be closed.

        1.3.    Effective Time.    As soon as practicable following the Closing, Novartis and the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "Effective Time").

ARTICLE II
Certificate of Incorporation and By-Laws
of the Surviving Corporation

        2.1.    The Certificate of Incorporation.    The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until thereafter amended as provided therein or by applicable Law.

        2.2.    The By-Laws.    The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or in accordance with the Charter and applicable Law.

ARTICLE III
Officers and Directors
of the Surviving Corporation

        3.1.    Directors.    The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

        3.2.    Officers.    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV
Effect of the Merger on Capital Stock;
Exchange of Certificates

        4.1.    Effect on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a)    Merger Consideration.    Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "Novartis Companies"), (ii) owned by the Company or any direct or indirect Subsidiary of the Company (except, in the case of clauses (i) and (ii), for any such shares held on behalf of third parties), or (iii) shares of Common Stock (the "Dissenting Shares") that are owned by stockholders (the "Dissenting Stockholders") properly exercising appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into the right to receive $45.00 in cash (the "Merger Consideration"). At the Effective Time, all shares of Common Stock shall no longer be outstanding and all shares of Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any such shares of Common Stock (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.

          (b)    Cancellation of Shares.    Each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Novartis Companies, the Company, or any direct or indirect Subsidiary of the Company (in each case, other than such shares of Common Stock that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (c)    Merger Sub.    At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

        4.2.    Surrender of Certificates for Payment.

          (a)    Paying Agent.    At or promptly after the Effective Time but in no event more than 5 Business Days after the Effective Time, Novartis shall deposit, or shall cause to be deposited, with a paying agent appointed by Novartis and approved in advance by the Company (such approval not to be unreasonably withheld or delayed) (the "Paying Agent"), for the benefit of the holders of shares of Common Stock, cash sufficient to pay the aggregate Merger Consideration in exchange for shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares), deliverable upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "Exchange Fund").

          (b)    Payment Procedures.    Promptly after the Effective Time, Novartis and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal (which shall be in a form approved by Novartis and the Company prior to the Effective Time) specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of (x) the number of shares of Common Stock represented by such Certificate multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          (c)    Transfers.    At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Novartis for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Merger Consideration, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Novartis, Merger Sub, the Surviving Corporation, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount and upon such terms as may be required by Novartis as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) of the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

        4.3.    Dissenters' Rights.    Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration with respect to the shares of Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Common Stock owned by such Dissenting Stockholder and as to which dissenters' rights have been properly perfected. The Company shall give Novartis (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Novartis, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        4.4.    Adjustments to Prevent Dilution.    In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

        4.5.    Treatment of Company Options/Other Equity Awards.

          (a)   Immediately prior to the Effective Time, each stock option to purchase shares of Common Stock then outstanding (each, a "Company Option") shall (i) if unvested, become fully vested and (ii) be converted into the right to receive, upon the exercise thereof, an amount in cash (without interest) equal to the Merger Consideration multiplied by each share of Common Stock subject to such Company Option. Each outstanding Company Option so converted shall, immediately following such conversion, be cancelled and the holder thereof shall be entitled to receive, as soon as practicable thereafter but in any event within 20 days after the Effective Time, an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment.

          (b)   Immediately prior to the Effective Time, each outstanding restricted stock unit or restricted share right (each outstanding restricted stock unit and restricted share right hereinafter referred as a "Share Right") shall become fully vested and shall entitle the holder thereof to receive, as soon as practicable thereafter but in any event within 20 days after the Effective Time, an amount in cash (without interest) equal to the product of (x) the Merger Consideration and (y) the total number of shares of Common Stock subject to such Share Right, subject to any deferral election in effect immediately prior to the Effective Time made by such holder under the Company's deferred compensation plans, less applicable Taxes, if any, required to be withheld with respect to such payment.

          (c)   The compensation committee of the Company Board shall make such adjustments and amendments to or make such determinations with respect to the Company Options, restricted stock units, and restricted share right and any other Benefit Plans to implement the foregoing provisions of this Section 4.5 and Section 7.1(a).

ARTICLE V
Representations and Warranties of the Company

        Except as set forth in (i) the Company Reports (as defined below) filed prior to the date hereof or (ii) the applicable section of the disclosure schedule delivered by the Company to Novartis on the date hereof (the "Company Disclosure Schedule") (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Schedule, as long as the relevance of such disclosure is reasonably apparent), the Company hereby represents and warrants to Novartis and Merger Sub as follows:

        5.1.    Organization, Good Standing and Qualification.    Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below) or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder. The Company has heretofore made available to Novartis accurate and complete copies of the certificate of incorporation and by-laws and other organizational documents, as currently in effect, of the Company and each of its Significant Subsidiaries.

        As used in this Agreement, "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        As used in this Agreement, "Significant Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States, which is a "significant subsidiary" within the meaning of Regulation S-X promulgated under the Securities Act.

        As used in this Agreement, "Company Material Adverse Effect" shall mean any material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include any effect to the extent resulting from (1) any change, development, circumstance, event, or occurrence generally affecting the industries in which the Company or its Subsidiaries operate, except to the extent the Company or its Subsidiaries are affected in a disproportionate manner as compared to other similar companies in the industries in which the Company or its Subsidiaries operate, (2) any change in general economic or political conditions, (3) any change in Law or GAAP or interpretations thereof, (4) the direct impact of the announcement or performance of this Agreement and the transactions contemplated hereby (including the direct impact of this Agreement on relationships with employees, customers, suppliers and distributors), (5) any change, development, circumstance, event or occurrence relating to the revenues to be derived from sales of Fluvirin for the 2005-2006 influenza season, or (6) any change, development, circumstance, event or occurrence relating to the research and development relating to Tifacogin.

        As used in this Agreement, "Knowledge of the Company" shall mean the knowledge, after reasonable inquiry, of the following employees of the Company: the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the General Counsel, the heads of each of the blood testing segment, vaccines segment and biopharmaceuticals segment of the Company, Chief Scientific Officer of the Company, the Vice President, Head of Corporate Business Development, the Vice President, Tax of the Company, and, solely for the purposes of Section 5.13, Alisa Harbin.

        5.2.    Capitalization of the Company and its Subsidiaries.

          (a)   The authorized stock of the Company consists of 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and 500,000,000 shares of Common Stock, 500,000 of which are designated as restricted common stock ("Restricted Common Stock"). As of September 30, 2005, 188,526,033 shares of Common Stock were issued and outstanding and no shares of Preferred Stock or Restricted Common Stock were outstanding. All shares of Common Stock have been duly authorized, validly issued, and are fully paid, nonassessable and free of preemptive rights or other similar rights. The Company has no commitments to issue or deliver any shares of Common Stock, except that, as of September 30, 2005, a total of 29,338,396 shares of Common Stock are reserved for issuance pursuant to outstanding Company Options and 13,625,549 shares of Common Stock are issuable as of the date hereof upon conversion and in accordance with the terms of the Company's 1 5/8% Convertible Debentures due 2033, 2 3/4% Convertible Debentures due 2034 and Zero-Coupon Liquid Yield Option Notes due 2031 (and without consideration of any change in control provisions thereof) (collectively, the "Debentures"). Since September 30, 2005, no shares of Common Stock or Preferred Stock have been issued other than pursuant to Company Options granted on or prior to such date, and no Company Options have been granted. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien; provided that certain Subsidiaries that are not Significant Subsidiaries are not wholly owned by the Company and its Subsidiaries. Except as set forth above, there are no shares of capital stock authorized, reserved, issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset, other than: (a) statutory Liens of landlords, statutory Liens of banks and statutory rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (b) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (c) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of custom duties in connection with the importation of goods (d) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (e) Liens that do not either adversely affect the value of the real property subject to such Lien or prohibit or interfere with the operations of that real property or the business of the Company or the Subsidiaries.

          (b)   Section 5.2(b) of the Company Disclosure Schedule sets forth the name of each Person (other than direct and indirect wholly-owned Subsidiaries) that the Company considers material to its business in which the Company or any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement, and the percentage interest owned.

          (c)   There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company. None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

        5.3.    Corporate Authority; Approval and Fairness.

          (a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, and to consummate the Merger. The affirmative vote of a majority of the outstanding shares of Common Stock (such affirmative vote, the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by

  Novartis and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors' rights and to general equity principles.

          (b)   The Company Board has (A) upon recommendation by the Independent Directors, duly approved and declared advisable this Agreement and the Merger; (B) received the opinions of its financial advisors, Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated (the "Financial Advisors"), to the effect that the Merger Consideration to be received by the holders of shares of Common Stock (other than the Novartis Companies) is fair from a financial point of view to such holders (it being agreed and understood that such opinions are for the benefit of the Independent Directors and the Company Board and may not be relied on by Novartis or Merger Sub); (C) resolved, as of the date hereof, to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Common Stock (such recommendations being the "Recommendation"); and (D) directed, as of the date hereof, that this Agreement be submitted to the holders of shares of Common Stock for their adoption. All actions necessary to satisfy the requirements set forth in Article Eleventh, Section 1(b) of the Company's Restated Certificate of Incorporation have been satisfied.

        5.4.    Consents and Approvals; No Violations.    No filing with or notice to, and no permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a "Governmental Entity") is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) pursuant to the applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder the "Securities Act") and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder the "Exchange Act"), (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio"), (iv) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) compliance with any applicable requirements of Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the "EC Merger Regulation"), (vi) compliance with any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters, (vii) as may be required by the Nasdaq National Market or (viii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would not prevent, impair or materially delay the consummation of the Merger and the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of the Company or of any its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a "Contract"), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound that is required to be described in, or filed as an exhibit to, any Company Report (as defined below) (each, a "Material Contract"), or (C) violate or infringe any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval (each a "Law") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (excluding, for purposes of this Section 5.4, clause (4) of the definition of Company Material Adverse Effect) or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

        5.5.    Compliance with Laws; Licenses.    The Company and its Subsidiaries operate their respective businesses in substantial compliance with any federal, state, local or foreign Laws applicable to such businesses (other than any Laws relating to the subject matters covered in Section 5.12 or 5.14), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.6.    No Default.    Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or by-laws (or similar governing documents) or (ii) any Material Contract, except in the case of clause (ii) of this sentence for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.7.    Company Reports; Financial Statements.

          (a)   The Company has made available to Novartis each registration statement, report, proxy statement or information statement filed by it since December 31, 2004 (the "Audit Date"), including (x) the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and (y) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission ("SEC"), which, together with any such reports filed subsequent to the date hereof, are referred to as the "Company Reports". The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2004. The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, there are no outstanding comment letters or requests for information from the SEC with respect to any Company Report.

          (b)   Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed on or prior to the date of this Agreement fairly presents, and if filed after the date of this Agreement, will fairly present, the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and if filed on or after the date of this Agreement, will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          (c)   Since December 31, 2004, (x) through the date hereof, to the Knowledge of the Company neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

        5.8.    No Undisclosed Material Liabilities.    Except: (i) liabilities disclosed and provided for on the balance sheets (including the notes thereto) included in the Company Reports filed by the Company prior to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2004; (iii) liabilities and obligations incurred under contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, other than liabilities or obligations arising from a breach or default under any such contract; or (iv) liabilities or obligations that would not be reasonably expected, either individually or in the aggregate, to have a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, fixed, matured or otherwise, and whether or not required to be disclosed.

        5.9.    Litigation.    There is no civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation (each an "Action") pending to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

        5.10.    Material Contracts.    To the Knowledge of the Company and its Subsidiaries, all of the Material Contracts of the Company and its Subsidiaries are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        5.11.    Absence of Certain Changes or Events.    Since September 30, 2005 and through the date hereof, there has not been any Company Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

        5.12.    Employee Benefit Plans.

          (a)   Section 5.12(a) of the Company Disclosure Schedule sets forth a list of all material Benefit Plans. "Benefit Plans" means each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other employee benefit or compensation plans, policies, agreements, programs, and arrangements, that are maintained by the Company, any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is party thereto or obligated to contribute thereunder for current or former employees or directors of the Company or any Subsidiary of the Company other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees (the "non-U.S. Employees") working outside of the United States (such plans hereinafter referred to as "non-U.S. Benefit Plans"), a list of which will be provided no later than thirty (30) days following the date of this Agreement. True, correct and complete copies of the following documents, with respect to each Benefit Plan listed on Section 5.12(a) of the Company Disclosure Schedule, have been delivered or made available to Novartis by the Company: (i) the Benefit Plan and related trust documents, and amendments thereto; (ii) the most recent Form 5500, if applicable and (iii) summary plan descriptions, if applicable. Following the date of this Agreement, the Company will provide all other material documents relating to Benefit Plans reasonably requested by Novartis, within ten (10) days following such request, to the extent permitted by Law.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) no Benefit Plan is subject to Title IV of ERISA, and no circumstances exist that could result in liability to the Company or any Subsidiary of the Company under Title IV or Section 302 of ERISA, and (ii) neither the Company nor any Subsidiary of the Company maintains, is or will be required to provide, medical or other welfare benefits to employees, directors, former employees, former directors, or retirees after their termination of employment or service, other than pursuant to applicable Law.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred with respect to the operation of any such Benefit Plan that could cause the loss of such qualification.

          (d)   Except where a failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and in accordance with all applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened claims against the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), and (iii) all non-U.S. Benefit Plans (a) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (b) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) result in an "excess parachute payment" under Section 280G of the Code.

        5.13.    Intellectual Property.

          (a)   For purposes of this Agreement, "Intellectual Property" means all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations, renewals and applications for any of the foregoing; (ii) patents (including any registrations, renewals and applications therefor, (iii) copyrights (including any registrations, renewals and applications therefor), and (iv) inventions, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets"), in each case to the extent recognized as intellectual property under applicable Law.

          (b)   The Intellectual Property owned by the Company and its Subsidiaries is free and clear of all Liens except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not in any material respect infringe upon the Intellectual Property of any third party. There are no claims pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a material third-party claim, in each case alleging that the conduct of the business of the Company and its Subsidiaries infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)   To the Knowledge of the Company, no third party is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company or any of its Subsidiaries, except for such infringements and claims as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of material Trade Secrets and (ii) to the Knowledge of the Company, there have been no breaches of confidentiality or loss of trade secret rights with respect to any material Intellectual Property.

        5.14.    Taxes.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them and the Company and all of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party; (iii) the Company and each of its Subsidiaries have not waived any statute of limitations with respect to Taxes which has not since expired or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired; (iv) the Tax Returns referred to in clause (i) of this Section 5.14 have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, and all deficiencies asserted or assessments made as a result of such examinations have been paid in full, settled, or adequately provided for, in accordance with GAAP, in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement; and (v) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to the Company or any of its Subsidiaries. For purposes of this Agreement (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes.

        5.15.    Takeover Statutes; Charter Provisions.    The Company Board, upon recommendation by the Independent Directors, has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL to the extent applicable) ("Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Company's certificate of incorporation or by-laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company's certificate of incorporation or by-laws applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

        5.16.    Opinions of Financial Advisors.    The Financial Advisors have delivered their written opinions (the "Fairness Opinions") to the Independent Directors and the Company Board to the effect that, as of the date of such opinions, the Merger Consideration to be received by the holders of shares of Common Stock (other than the Novartis Companies) pursuant to the Merger pursuant to Article IV hereof is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Independent Directors and the Company Board and may not be relied on by Novartis or Merger Sub.

        5.17.    Brokers.    No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

ARTICLE VI
Representations and Warranties
of Novartis and Merger Sub

        Novartis and Merger Sub hereby represent and warrant to the Company as follows:

        6.1.    Organization, Good Standing and Qualification.    Each of Parent, Novartis and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Novartis or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Novartis has heretofore delivered or made available to the Company accurate and complete copies of the certificate of incorporation and by-laws (or similar governing documents), as currently in effect, of Novartis and Merger Sub.

        6.2.    Authority Relative to This Agreement.    Each of Parent, Novartis and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of Parent, Novartis and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent, Novartis and Merger Sub, enforceable against each of Parent, Novartis and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors' rights and to general equity principles.

        6.3.    Consents and Approvals; No Violations.    No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent, Novartis or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent, Novartis and Merger Sub of this Agreement or the consummation by Parent, Novartis or Merger Sub of the transactions contemplated hereby, other than (i) as set forth in Schedule 6.3, (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) compliance with Exon-Florio, the HSR Act and the EC Merger Regulation, (v) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters or (vi) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to prevent, impair or materially delay the consummation of the Merger and the transactions contemplated hereby.

        6.4.    Merger Sub.    All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Novartis or a direct or indirect wholly-owned Subsidiary of Novartis. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        6.5.    Financing.    The Novartis Companies have, as of the date hereof, and will have, as of the Closing Date, available cash or other liquid assets to pay the aggregate Merger Consideration in full.

ARTICLE VII
Covenants

        7.1.    Interim Operations.

          (a)   Except as set forth in the corresponding section of the Company Disclosure Schedule or otherwise as expressly contemplated hereby, subject to applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present key employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, except as set forth in the corresponding section of the Company Disclosure Schedule or as otherwise expressly contemplated hereby, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Novartis shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed and shall be subject to the procedures set forth on Schedule 7.1(a) of the Company Disclosure Schedule):

    (i)
    adopt or propose any change in its certificate of incorporation or by-laws (or similar governing documents);

    (ii)
    merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company;

    (iii)
    acquire assets outside of the ordinary course of business from any Person with a purchase price in the aggregate in excess of $2,000,000 individually, other than acquisitions pursuant to any Contract in effect as of the date of this Agreement and described in or filed as an exhibit to the Company Reports filed prior to the date of this Agreement;

    (iv)
    other than in the ordinary course of business consistent with past practice (excluding for this purpose the activities of the Company and its Subsidiaries in 2005) or pursuant to Contracts in effect as of the date of this Agreement as set forth on Section 7.1(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Common Stock upon the exercise of outstanding Company Options, pursuant to other equity-based awards granted under other Company equity-based compensation plans prior to the date of this Agreement consistent with the terms thereof or pursuant to the terms of the Debentures (to the extent required by such terms), in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

    (v)
    other than pursuant to Contracts in effect as of the date of this Agreement and described in or filed as an exhibit to the Company Reports filed prior to the date of this Agreement, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) outside the ordinary course of business (other than loans to employees not to exceed, in the aggregate, $2,500,000 in principal amount);

    (vi)
    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries in the ordinary course of business);

    (vii)
    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

    (viii)
    incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another Person, except for unsecured indebtedness for borrowed money incurred in the ordinary course of business repayable within 180 days without penalty;

    (ix)
    except as set forth in Section 7.1(a)(ix) of the Company Disclosure Schedule, make or authorize any capital expenditure;

    (x)
    enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement, other than any Contract (A) for the sale of products in the ordinary course of business or (B) providing for any capital expenditure to the extent permitted by Section 7.1(a)(ix);

    (xi)
    other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract;

    (xii)
    make any significant changes with respect to accounting policies or practices, except as required by changes in GAAP or by Law;

    (xiii)
    settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity or arbitral proceeding for an amount payable by or on behalf of the Company or any Subsidiary in excess of $2,500,000 (exclusive of any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested) or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;

    (xiv)
    except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

    (xv)
    sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except for (i) sales of (A) products or services provided in the ordinary course of business or (B) other assets in aggregate amount not to exceed $5,000,000, or (ii) licenses of Intellectual Property of the Company or its Subsidiaries in the ordinary course of business (but excluding (x) any licenses of programs, projects or products or (y) any licenses with up-fronts or milestones in excess of $5,000,000 in the aggregate), and other than pursuant to Contracts in effect as of the date of this Agreement as set forth on Section 7.1(xv) of the Company Disclosure Schedule;

    (xvi)
    other than pursuant to Contracts in effect as of the date of this Agreement as set forth on Section 7.1(xvi) of the Company Disclosure Schedule, or as otherwise required by Law, (i) enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any employee, consultant, or director of the

      Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries), (ii) hire any employee to fill a position at the level of (A) executive committee member or other executive officer or (B) vice president or above who reports directly to an executive committee member, or (iii) adopt or amend in any respect, or accelerate vesting or payment under, any Benefit Plan in the case of clauses (i) and (iii) above other than in the ordinary course of business consistent with past practice;

    (xvii)
    engage in the conduct of any new line of business, other than as expressly permitted by Section 7.1(a)(iii) of the Company Disclosure Schedule; or

    (xviii)
    agree, resolve or commit to do any of the foregoing.

        7.2.    Acquisition Proposals.

          (a)   The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors (other than any directors designated by any of the Novartis Companies) of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney, consultant or accountant (collectively, "Representatives") retained by it) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company; (ii) any purchase of any material portion of the equity interest in the Company or of 30% or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the adoption by the Company of a plan of liquidation or recapitalization; or (iv) any combination of the foregoing (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors (other than any directors designated by any of the Novartis Companies) of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Independent Directors or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided that if such disclosure has the effect of withdrawing, modifying or qualifying the Recommendation in a manner adverse to Novartis or the approval of this Agreement by the Independent Directors or the Company Board, Novartis shall have the right to terminate this Agreement to the extent set forth in Section 9.4 of this Agreement; and (y) at any time prior to, but not after, the conditions set forth in Section 8.1(a) have been satisfied, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (provided, that for purposes of this Section 7.2(a)(y) an Acquisition Proposal must involve the acquisition of in excess of 50% of the shares of Common Stock) if the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying or qualifying the Recommendation, or recommending such an Acquisition Proposal, in each case if and only to the extent that (I) in each such case referred to in clause (A), (B) or (C) above, the Company Board or the Independent Directors, as applicable, determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable Law and (II) in each case referred to in clause (B) or (C) above, the Company Board or the Independent Directors, as applicable, determines in good faith (after consultation with its financial advisor and counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement taking into account any change in the proposal proposed by Novartis; and (III) in the case of clause (C), Novartis shall have had written notice of the Company Board's or the Independent Directors', as applicable, intention to take the action referred to in clause (C) at least three Business Days prior to the taking of such action by the Company Board or the Independent Directors, as applicable (any such more favorable Acquisition Proposal is referred to in this Agreement as a "Superior Proposal").

          (b)   The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform its and its Subsidiaries' officers and directors (other than any directors designated by any of the Novartis Companies) and their respective Representatives of the obligations undertaken in this Section 7.2. The Company agrees that it will notify Novartis promptly, but in any event within 24 hours, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and thereafter shall keep Novartis informed, on a current basis, of any significant changes in the status and terms of any such proposals or offers. The Company agrees promptly to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its affiliates (other than the Novartis Companies) or their respective Representatives with respect to the consideration or making of any Acquisition Proposal.

        7.3.    Stockholder Meeting; Proxy Material; Recommendation.

          (a)   The Company shall duly call and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the adoption of this Agreement by the Company stockholders required to satisfy the conditions set forth in Section 8.1(a) as promptly as practicable after the SEC clears the Company Proxy Statement and the Schedule 13E-3. In connection with the Stockholders Meeting, the Company will (i) as promptly as practicable, prepare and file with the SEC the proxy statement (the "Company Proxy Statement") relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Novartis and Merger Sub promptly upon receipt, (iii) as promptly as reasonable practicable, prepare and file (after Novartis and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its commercially reasonable efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Stockholders Meeting and the Merger.

  Novartis and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information regarding Novartis, Merger Sub or their respective affiliates, the plans of such Persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth in the Company Proxy Statement under the Exchange Act or the rules and regulations promulgated thereunder. The Company will provide Novartis and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company, Novartis and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 (the "Schedule 13E-3") relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonable practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) to have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders Meeting.

          (b)   Subject to Sections 7.2 and 7.3(c), the Company Board shall recommend adoption of this Agreement to the holders of shares of Common Stock (such recommendation being the "Recommendation"), the Recommendation shall be included in the Company Proxy Statement and the Schedule 13E-3, and the Company Board shall take all lawful action to solicit the adoption of this Agreement by the holders of shares of Common Stock. The Company shall call the Stockholders Meeting and submit the Agreement and the transactions contemplated hereby to the holders of shares of Common Stock for adoption even in the event that the Company Board or the Independent Directors shall have withdrawn, modified or qualified the Recommendation.

          (c)   Notwithstanding Section 7.3(a) or (b), (i) the Company Board may withdraw or modify the Recommendation and (ii) the Company shall not be required to include the Recommendation in the Company Proxy Statement or the Schedule 13E-3, in each case to the extent that the Company Board, based on the recommendation of the Independent Directors, determines in good faith, after receiving the advice of outside counsel, that making the Recommendation would no longer be consistent with its fiduciary duties to the Company's stockholders under applicable Law.

        7.4.    Commercially Reasonable Efforts; Cooperation.

          (a)   Upon the terms and subject to the conditions of this Agreement, each of Novartis, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under the HSR Act, the EC Merger Regulation or any applicable Laws in other foreign jurisdictions governing antitrust or merger control matters as promptly as practicable and in any event, with respect to the filings required under the HSR Act, within ten Business Days after the date of this Agreement) and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental

  Entity, (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) the satisfaction of the conditions to the consummation of the Merger set forth in Article VIII, and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the adoption by the stockholders of the Company of this Agreement at the Stockholders Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use commercially reasonable efforts to take all such necessary action.

          (b)   The Company and Novartis each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Company Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Novartis, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (c)   Subject to applicable Law, the Company and Novartis each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Novartis or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Novartis of any change, fact or condition, that would be reasonably likely to result in a Company Material Adverse Effect or of any failure of any condition to Novartis' obligations to effect the Merger, and Novartis shall give prompt notice to the Company of any change, fact or condition, that would be reasonably likely to result in a failure of any condition to the Company's obligations to effect the Merger. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity by or on behalf of any party hereto in connection with the transactions contemplated hereby. The Company and Novartis may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Novartis, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 7.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

          (d)   Without limiting the generality of, and notwithstanding any qualifications, other than those in this Section 7.4(d), affecting, the undertakings pursuant to this Section 7.4, each of the

  Company (in the case of clause (i) only) and Novartis (in all cases set forth below) agrees to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust and merger control laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; (ii) use its commercially reasonable efforts to avoid the entry of any permanent or preliminary injunction or other order, decision, decree or judgment that would restrain, prevent or delay consummation of the Merger or the other transactions contemplated by this Agreement, including, without limitation, defending through litigation on the merits any claim asserted in any court or other proceeding by any party and the commercially reasonable good faith proffer by the Novartis Companies of their willingness to sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, such assets, categories of assets or businesses of the Company or its Subsidiaries (and to offer undertakings and enter into agreements with the relevant Government Antitrust Entity giving effect thereto); and (iii) use commercially reasonable efforts to take promptly, in the event that any permanent or preliminary injunction or other order is entered or decision is adopted in any proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would restrain, prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify, annul and, if necessary, suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Company shall cooperate with the efforts of the Novartis Companies in accordance with this Section 7.4(d). Notwithstanding anything to the contrary in this Agreement, the Novartis Companies shall not be obligated to take or proffer to take any action that would, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect; provided that for purposes of this Section 7.4(d), the exclusion in clause (4) from the definition of a "Company Material Adverse Effect" does not apply.

        7.5.    Access.    Subject to applicable Laws relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Novartis, and its officers, employees, counsel, accountants and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Novartis all information concerning its business, properties and personnel as may reasonably be requested (including by taking the actions set forth on Section 7.5 of the Company Disclosure Schedule); provided, however, that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company; provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality. At the request of Novartis, throughout the period prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Novartis to be provided reasonable access to such Contracts. All such information shall be governed by the terms of the Confidentiality Agreement referred to in Section 10.8.

        7.6.    Consents.    Subject to other provisions contained in this Agreement, Novartis, Merger Sub and the Company each will use commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated hereby.

        7.7.    Public Announcements.    The initial press release regarding this Agreement shall be a joint press release mutually agreed upon, and thereafter Novartis and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as determined in good faith by such party.

        7.8.    Employee Benefits.

          (a)   Novartis agrees that it shall honor and cause the Surviving Corporation to honor, fulfill and discharge the Company's obligations under each Benefit Plan in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least December 31, 2006, Novartis shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the "Affected Employees") benefits under employee benefit plans, programs, policies and arrangements, and compensation (including base salary, bonus and other incentive compensation, other than equity compensation (provided that Novartis shall provide value substantially equivalent to the Company's proposed equity compensation for 2006 (the "Equity Replacement") if the Effective Time occurs prior to the grant of such equity compensation)) that are no less favorable in the aggregate than the benefits and compensation provided to the Affected Employees immediately before the Effective Time. Notwithstanding the foregoing, nothing contained herein shall obligate Novartis, the Surviving Corporation or any of their affiliates to maintain any particular Benefit Plan (other than the severance plans and agreements referred to in Section 7.8(c)) or retain the employment of any Affected Employee.

          (b)   Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries before the Effective Time under the employee benefit plans, programs, policies and arrangements of Novartis and its affiliates providing benefits to any Affected Employees after the Effective Time (the "New Plans") for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under defined benefit pension plans or for any new program for which credit for service prior to the effective date of such program is not given to similarly situated employees of Novartis other than the Affected Employees) to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any parallel Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Compensation and Benefit Plans in which such Affected Employee participated immediately before the Effective Time (each such plan, an "Old Plan"); and (ii) for purposes of each New Plan providing welfare benefits to any Affected Employee (a) Novartis shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such Affected Employee and his or her covered dependants immediately prior to the Effective Time under the relevant Old Plan and (b) Novartis shall cause the Surviving Corporation and any successor thereto to give full credit for deductibles satisfied under the Company's and its Subsidiaries' Benefit Plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs.

          (c)   For a period of one year from the Effective Time, Novartis shall honor and cause the Surviving Corporation and any successor thereto to continue in effect, and honor, fulfill and discharge the Company's obligations under, all severance plans and agreements and employment agreements which are listed on Section 7.8(c) of the Company Disclosure Schedule without any change that is adverse to the Affected Employees. During the period specified above, severance benefits offered to Affected Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Affected Employees and used to determine severance benefits.

          (d)   Novartis acknowledges that consummation of the Merger constitutes a "change in control" for purposes of the plans and agreements listed on Section 7.8(d) of the Company Disclosure Schedule. The Company agrees to the adoption of a resolution substantially in the form described on Section 7.8(d) of the Company Disclosure Schedule.

          (e)   Novartis shall cause the Surviving Corporation to honor (i) all determinations with respect to bonus payments for the 2005 calendar year (provided, that the aggregate amount of such bonuses shall not exceed $60,000,000) made by the Company's compensation committee in the ordinary course of business consistent with past practice, to the extent such bonus amounts are based on performance meeting previously set targets, and (ii) to the extent permitted by Section 7.1, all salary increases based on merit reviews for the 2006 calendar year made by the Company in the ordinary course of business consistent with past practice, to the extent not in effect at the Effective Time.

          (f)    Without limiting the generality of Section 10.9, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

          (g)   Except with respect to employees whose primary place of employment is located in the United Kingdom or the United States, the provisions of Sections 7.8(a) - (c) (other than the first sentence of Section 7.8(a) and provided that Novartis shall provide the Equity Replacement to all employees of the Company) shall not apply with respect to any jurisdiction providing statutory severance and benefits.

        7.9.    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, Novartis and the Surviving Corporation shall jointly and severally, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless all individuals who at the Effective Time were directors or officers of the Company (each, an "Indemnified Person" and, collectively, the "Indemnified Persons") against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. Without limiting the foregoing, Novartis and the Surviving Corporation shall (A) cause the certificate of incorporation and by-laws of the Surviving Corporation to include for a period of six years, at a minimum, the indemnification and exculpation provisions of the certificate of incorporation and by-laws of the Company as in effect at the Effective Time and shall cause such provisions not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person who was entitled to rights thereunder as of the Effective Time and (B) for a period of six years after the Effective Time, honor, continue in effect and discharge the Company's obligations under all indemnification agreements of the Company and its Subsidiaries with any Indemnified Persons in effect as of the date hereof without any change that is adverse to such Indemnified Persons.

          (b)   The Surviving Corporation shall, and Novartis shall cause the Surviving Corporation to, maintain the Company's and its Subsidiaries' existing directors' and officers' liability insurance ("D&O Insurance") (including for acts or omissions described in clauses (i) and (ii) in Section 7.9(a)) covering each such Indemnified Person covered immediately prior to the Effective Time by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company for such insurance (such 250% amount, the "Maximum Annual Premium"); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. For the avoidance of doubt, Novartis and the Surviving Corporation may satisfy their foregoing obligations under this Section 7.9(b) by including the coverage required by the foregoing sentence in Parent's or Novartis' existing group insurance policies. In addition, at Novartis' request and sole expense, the Company will purchase a six-year "tail" prepaid policy to take effect as of the Effective Time on terms and conditions no less favorable to the Indemnified Persons than those of the existing directors' and officers' liability insurance maintained by the Company as of the date hereof. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Novartis shall cause the Surviving Corporation to, maintain such policies in full force and effect for a period of six years after the Effective Time, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.9(b) shall be deemed satisfied.

          (c)   If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.9.

          (d)   The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

        7.10.    Takeover Statutes.    If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or the Independent Directors or any other appropriate committee of the Company Board) shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

        7.11.    Retention of Shares; Voting of Shares at Stockholders Meeting.    Other than as contemplated herein, none of the Novartis Companies have any intention of disposing of, nor will any of the Novartis Companies dispose of, any shares of Common Stock owned by any of them as of the date hereof.

Novartis shall, and shall cause the other Novartis Companies, to vote all shares of Common Stock owned by each of them in favor of adopting this Agreement at the Stockholders Meeting.

ARTICLE VIII
Conditions

        8.1.    Conditions to the Obligations of the Company, Novartis and Merger Sub to Effect the Merger.    The respective obligation of each of the Company, Novartis and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been duly adopted by holders of shares of Common Stock constituting (i) the Company Requisite Vote in accordance with applicable Law and the Company's certificate of incorporation and by-laws and (ii) the affirmative vote of a majority of the outstanding shares of Common Stock excluding shares of Common Stock owned by the Novartis Companies.

          (b)    Regulatory Consents.    (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) if applicable, the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the Common Market, and (iii) all other Governmental Consents shall have been made or obtained other than those as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Governmental Consents" shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Novartis or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Novartis or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

          (c)    No Injunction.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Injunction").

        8.2.    Conditions to Obligations of Novartis and Merger Sub.    The obligation of Novartis and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Novartis at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 5.2 and Section 5.15 of this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(ii) shall be deemed to have been satisfied even if any of the applicable representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be true and correct (read for purposes of this Section 8.2(a)(ii) only without any materiality or Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect; and (iii) Novartis shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 8.2(a) has been satisfied.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Novartis shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 8.2(b) has been satisfied.

          (c)    Governmental Consents.    All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence that would, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect or a material adverse effect on Novartis' ability to operate the business of the Company and its Subsidiaries as currently operated. For purposes of this Section 8.2(c), the exclusion in clause (4) from the definition of a "Company Material Adverse Effect" does not apply and "Company Material Adverse Effect" includes any effect on Novartis, which, if aggregated with any effect on the Company and its Subsidiaries, would be of such magnitude that it would constitute a Company Material Adverse Effect if it had occurred with respect to the Company and its Subsidiaries only.

          (d)    No Company Material Adverse Effect.    No Company Material Adverse Effect shall have occurred on or after the date hereof.

          (e)    Exon-Florio Clearance.    The United States Government shall have (i) completed its national security review and, if necessary, investigation, under Exon-Florio, and (ii) concluded that no adverse action with respect to the transactions contemplated hereby, including any action to suspend or prohibit the transactions contemplated hereby, is warranted.

        8.3.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Novartis and Merger Sub set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Novartis and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(a) as applicable has been satisfied.

          (b)    Performance of Obligations of Novartis and Merger Sub.    Each of Novartis and Merger Sub shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Novartis and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(b) as applicable has been satisfied.

ARTICLE IX
Termination

        9.1.    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company, by action of the Company Board (approved by the Independent Directors), and Novartis, by action of its board of directors.

        9.2.    Termination by Either Novartis or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Novartis, by action of its board of directors, or by the Company, by action of the Company Board (approved by the Independent Directors), if (a) the Merger shall not have been consummated by the date that is nine months from the date hereof, provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Sections 8.1(b), 8.1(c), 8.2(c) or 8.2(e) and (y) all other conditions in Article 8 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, then the Company may extend the Termination Date to a date not beyond twelve months from the date hereof (the "Termination Date"), (b) the adoption by the Company's stockholders required by Section 8.1(a) shall not have been obtained at the Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to Section 9.2(a) or Section 9.2(c) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated (in the case of Section 9.2(a), by the Termination Date).

        9.3.    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board (approved by the Independent Directors) if there has been a breach of any representations, warranties, covenants or agreements made by Novartis or Merger Sub in this Agreement, or any such representations, warranties, covenants or agreements shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.3(a) or 8.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not curable by the Termination Date.

        9.4.    Termination by Novartis.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the board of directors of Novartis, if (a) the Company Board or the Independent Directors shall have withdrawn or adversely qualified or modified the Recommendation or (b) there has been a breach of any representations, warranties, covenants or agreements made by the Company in this Agreement, or any such representations, warranties, covenants or agreements shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.2(a) or 8.2(b) would not be satisfied and (ii) such breach or failure to be true or correct is not curable by the Termination Date.

        9.5.    Effect of Termination and Abandonment.    In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

ARTICLE X
Miscellaneous and General

        10.1.    Non-Survival of Representations and Warranties and Agreements.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 9.5 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        10.2.    Modification or Amendment.    Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the board of directors of each such party (in the case of the Company, approved by the Independent Directors), and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties' board of directors (in the case of the Company, approved by the Independent Directors).

        10.3.    Waiver of Conditions.    The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party's sole discretion.

        10.4.    Definitions.    Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

        10.5.    Counterparts.    This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        10.6.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto (other than, for the avoidance of doubt, Parent) hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto (other than, for the avoidance of doubt, Parent) hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

          (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

  OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

        10.7.    Notices.    Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

          If to Parent, Novartis or Merger Sub:

    Novartis Corporation
    508 Fifth Avenue
    New York, New York 10020
    Attention: General Counsel
    Facsimile: (212) 830-2416

          with a copy, which will not constitute notice, to:

    Novartis AG
    WSJ-200.195
    4002 Basel
    Switzerland
    Attention: General Counsel
    Facsimile: 011-41-61-324-7826

          and to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention:  Andrew R. Brownstein, Esq.
                        Trevor S. Norwitz, Esq.
    Facsimile: (212) 403-2000

          If to the Company:

    Chiron Corporation
    4560 Horton Street
    Emeryville, CA 94608
    Attention: Vice President, Head of Corporate Business Development
    Facsimile Number: (510) 610-5360

          with a copy, which will not constitute notice, to:

    Sullivan & Cromwell LLP
    1888 Century Park East, Suite 2100
    Los Angeles, California 90067
    Attention: Alison S. Ressler, Esq.
                        Patrick S. Brown, Esq.
    Facsimile: (310) 712-8800

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by delivery pursuant to one of the other methods described herein); or on the next Business Day after deposit with an internationally recognized overnight courier, if sent by such a courier.

        10.8.    Entire Agreement.    This Agreement, together with the schedules, Annex A hereto, and the Confidentiality Agreement, dated as of May 26, 2005, by and between the Company and Parent, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        10.9.    No Third Party Beneficiaries.    Except as expressly set forth in Section 7.9 (Indemnification; Directors' and Officers' Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

        10.10.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

        10.11.    Interpretation; Absence of Presumption.

          (a)   For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (2) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified, (3) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified, (4) the word "or" shall not be exclusive, and (5) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        10.12.    Expenses.    The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Company Proxy Statement and the Schedule 13E-3 shall be shared equally by Novartis and the Company.

        10.13.    Assignment.    This Agreement shall not be assignable by any party hereto; provided, however, that Novartis may designate, by written notice to the Company, another Subsidiary of Novartis to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement will be void ab initio.

        10.14.    Parent Guarantee.    Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by Novartis or Merger Sub, Parent shall cause Novartis or Merger Sub to perform or comply with such covenant or obligation, such that any failure of Novartis or Merger Sub to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by Parent.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CHIRON CORPORATION
By:	/s/ HOWARD PIEN
	Name:	Howard Pien
	Title:	Chief Executive Officer
NOVARTIS CORPORATION
By:	/s/ MARTIN HENRICH
	Name:	Martin Henrich
	Title:	Authorized Signatory
NOVARTIS BIOTECH PARTNERSHIP, INC.
By:	/s/ MARTIN FRIEDMAN
	Name:	Martin Friedman
	Title:	Authorized Signatory
NOVARTIS AG, for purposes of Section 10.14 only
By:	/s/ FREDERIC KROHN
	Name:	Frederic Krohn
	Title:	Authorized Signatory

[Chiron Merger Agreement Signature Page]

ANNEX A TO THE MERGER AGREEMENT

DEFINED TERMS

Terms	Section
Acquisition Proposal	7.2(a)
Action	5.8
Affected Employees	7.8(a)
Agreement	Preamble
Audit Date	5.6(a)
Business Day	1.2
By-Laws	2.2
Certificate	4.1(a)
Certificate of Merger	1.3
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.11(c)
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article V
Company Material Adverse Effect	5.1
Company Option	4.5(a)
Company Requisite Vote	5.3(a)
Contract	5.4
D&O Insurance	7.9(b)
Debentures	5.2(a)
DGCL	1.1
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
EC Merger Regulation	5.4
Effective Time	1.3
ERISA	5.11(a)
Exchange Act	5.4
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Exon-Florio	5.4
Fairness Opinions	5.15
Financial Advisors	5.3(b)
GAAP	5.6(b)
Governance Agreement	Recitals
Government Antitrust Entity	7.4(d)
Governmental Consents	8.1(b)
Governmental Entity	5.4
herein	10.11(a)
hereof	10.11(a)
herewith	10.11(a)
HSR Act	5.4

including	10.11(a)
including without limitation	10.11(a)
Indemnified Person	7.9(a)
Indemnified Persons	7.9(a)
Injunction	8.1(c)
Intellectual Property	5.12(a)
Knowledge of the Company	5.1
Law	5.4
Lien	5.2(a)
Maximum Annual Premium	7.9(b)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
New Plans	7.8(b)
non-U.S. Benefit Plans	5.11(a)
non-U.S. Employees	5.11(a)
Novartis	Preamble
Novartis Companies	4.1(a)
Old Plan	7.8(b)
or	10.11(a)
Parent	Preamble
Paying Agent	4.2(a)
Person	4.2(d)
Preferred Stock	5.2(a)
Recommendation	7.3(b)
Representatives	7.2(a)
Restricted Common Stock	5.2(a)
SEC	5.6(a)
Securities Act	5.4
Share Right	4.5(b)
Significant Subsidiary	5.1
Stockholders Meeting	7.3(a)
Subsidiary	5.1
Superior Proposal	7.2(a)
Surviving Corporation	1.1
Takeover Statute	5.14
Tax	5.13
Tax Return	5.13
Taxes	5.13
Termination Date	9.2
Trade Secrets	5.12(a)

Annex B

Opinion of CSFB

October 30, 2005

Board of Directors
Chiron Corporation
4560 Horton Street
Emeryville, California 94608

Members of the Board:

        You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share ("Company Common Stock"), of Chiron Corporation (the "Company"), other than Novartis AG (the "Parent") and its affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 30, 2005 (the "Merger Agreement"), among Novartis Corporation, an indirect wholly owned subsidiary of Parent ("Novartis"), Novartis Biotech Partnership, Inc., a subsidiary of Novartis ("Merger Sub"), the Company and, only for purposes of Section 10.14 of the Merger Agreement, Parent. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger") pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $45.00 in cash (the "Merger Consideration").

        In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than Parent and its affiliates, of the Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or

B-1

any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

        We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, currently are providing and in the future may provide, investment banking and other financial services to the Company, Novartis and Parent unrelated to the proposed Merger, for which services we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Novartis, Parent and any other entities involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

        It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock, other than Parent and its affiliates, in the Merger is fair to such holders, from a financial point of view.

Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ GEORGE BOUTROS Title: Managing Director

B-2

Annex C

Opinion of Morgan Stanley

October 30, 2005

Board of Directors
Chiron Corporation
4560 Horton Street
Emeryville, CA 94608

Members of the Board:

        We understand that Chiron Corporation, a Delaware corporation (the "Company"), Novartis AG, a Swiss corporation ("Parent"), Novartis Corporation, a New York corporation and an indirect wholly-owned subsidiary of Parent ("Novartis"), and Novartis Biotech Partnership, Inc., a Delaware corporation and a subsidiary of Novartis Corporation ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, to be dated as of October 30, 2005, substantially in the form of the draft dated October 29, 2005 (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will become an indirect wholly owned subsidiary of Novartis and each share of the Company's common stock, par value $0.01 per share (the "Common Stock"), issued and outstanding immediately prior to the effective time of the Merger—other than (i) shares owned by Parent or any direct or indirect Subsidiary (as defined in the Merger Agreement) of Parent (other than shares so owned on behalf of third parties), (ii) shares owned by the Company or any direct or indirect Subsidiary of the Company (other than shares so owned on behalf of third parties), and (iii) shares owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the shares described in the preceding clauses (i), (ii) and (iii) being referred to as the ("Excluded Shares")—will be converted into the right to receive $45.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 42% of the outstanding shares of Common Stock are owned by Novartis.

        You have asked for our opinion as to whether the Merger Consideration is fair from a financial point of view to the holders of Common Stock (other than the holders of Excluded Shares).

        For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other information of the Company;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  iii)
  analyzed certain financial projections prepared by the management of the Company;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  v)
  reviewed the reported prices and trading activity for the Common Stock;

  vi)
  compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

  vii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  viii)
  participated in discussions and negotiations among representatives of the Company and Novartis AG and their financial and legal advisors;

  ix)
  reviewed the Merger Agreement and certain related documents; and

  x)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has such advise as it deems necessary from qualified professionals. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. This opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative, whether such alternatives exist.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, we have provided financial advisory and financing services for Novartis AG and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Novartis AG in the future and may receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Parent, Novartis or the Company.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration is fair from a financial point of view to the holders of Common Stock (other than holders of Excluded Shares).

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	Peter N. Crnkovich Managing Director

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
APPRAISAL RIGHTS

        262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

        d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

        (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2)   If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CHIRON CORPORATION PROXY

SPECIAL MEETING OF STOCKHOLDERS,

    •    , 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF CHIRON CORPORATION

The undersigned stockholder of CHIRON CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Proxy Statement and the Notice of the Special Meeting of Stockholders of Chiron to be held in    •    , on    •    ,    •    , 2006, at    •    , Pacific Time, and hereby further revokes all previous proxies and appoints    •    and    •    and each of them acting individually, as proxy of the undersigned, with full power of substitution for and in the name of the undersigned, at the special meeting and any adjournments thereof with the same effect as if the undersigned were present.

The board of directors recommends a vote FOR proposal 1 below. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF each of the proposals.

1.	FOR ☐	AGAINST ☐	ABSTAIN ☐	To adopt the Agreement and Plan of Merger, dated as of October 30, 2005, among Chiron Corporation, Novartis Corporation, Novartis Biotech Partnership, Inc, and Novartis AG.
2.	FOR ☐	AGAINST ☐	ABSTAIN ☐	In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting, including any adjournments or postponements of the meeting.

Sign exactly as your name appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Please sign your name:		Date:
(Authorized Signature(s))

* Detach here from proxy voting card *

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:00 p.m. Eastern Time the business day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet [web address]		Telephone [1-800-•]		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

QuickLinks

SPECIAL MEETING OF STOCKHOLDERS
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To be held on , 2006
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER

INTRODUCTION
THE PARTIES TO THE TRANSACTION
THE SPECIAL MEETING
SPECIAL FACTORS
APPRAISAL RIGHTS
THE MERGER AGREEMENT
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
STOCKHOLDER PROPOSALS
SELECTED FINANCIAL INFORMATION
Comparative Per Share Data
MARKET PRICES AND DIVIDEND INFORMATION
FINANCIAL PROJECTIONS
OTHER MATTERS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION

ARTICLE IX Termination
Opinion of CSFB
Opinion of Morgan Stanley
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS